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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) OCTOBER 15, 1998

                         ALLIED WASTE INDUSTRIES, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                    DELAWARE
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

                   0-19285                                       88-0228636
           (COMMISSION FILE NUMBER)                  (IRS EMPLOYER IDENTIFICATION NO.)

   15880 N. GREENWAY/HAYDEN LOOP, SUITE 100
             SCOTTSDALE, ARIZONA                                   85260
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (602) 423-2946

                                 NOT APPLICABLE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

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

ITEM 5.  OTHER EVENTS.

     Allied Waste Industries, Inc. (the "Company" or "Allied") files herewith restated supplemental financial statements and other financial data to reflect the significant acquisitions completed in 1998 that were accounted for using the pooling-of-interests method of business combinations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (AS RESTATED FOR THE 1998 ACQUISITIONS ACCOUNTED FOR USING THE POOLING-OF-INTERESTS METHOD FOR BUSINESS COMBINATIONS)

     The following discussion should be read in conjunction with the Company's Supplemental Consolidated Financial Statements and the notes thereto, included elsewhere herein.

INTRODUCTION

     The Company has experienced significant growth, a substantial portion of which has resulted from the acquisition of solid waste businesses. Since January 1, 1993, the Company has completed over 200 acquisitions. In 1997, the Company acquired 63 businesses and subsequent to 1997 it has acquired 68 businesses. See
Note 2 to the Company's Supplemental Consolidated Financial Statements. The Company's Supplemental Consolidated Financial Statements have been restated to reflect the acquisition of companies accounted for using the pooling-of-interests method for business combinations. The majority of the acquisitions were accounted for under the purchase method for business combinations and, accordingly, the results of operations for such acquired businesses are included in the Company's financial statements only from the applicable date of acquisition. As a result, the Company believes its historical results of operations for the periods presented are not directly comparable.

     On December 30, 1996, the Company completed the acquisition of substantially all of the non-hazardous solid waste management business conducted by Laidlaw Inc. ("Laidlaw") in the United States and Canada (the "Laidlaw Acquisition"), for total consideration of approximately $1.5 billion comprised of $1.2 billion cash, 14.6 million shares of Common Stock, warrants to acquire
20.4 million shares of Common Stock (the "Warrant"), and two junior subordinated debentures with an aggregate face amount of $318 million. The cash consideration was financed from the proceeds of its $1.275 billion senior credit facility (the "Bank Agreement") and the sale of $525 million of 10.25% senior subordinated notes due 2006 (the "1996 Notes").

     In March 1997, pursuant to a Share Purchase Agreement with USA Waste Services, Inc. ("USA Waste"), the Company sold to USA Waste all of the Canadian non-hazardous solid waste management operations of the Company for approximately $518 million (the "Canadian Sale"). The Company used the proceeds from the Canadian Sale to pay down approximately $517 million in debt under the Bank Agreement. The Company acquired the Canadian operations in connection with the Laidlaw Acquisition.

     In May 1997, pursuant to a Securities Purchase Agreement (the "Laidlaw Securities Purchase Agreement") with the Laidlaw Group and certain private securities investment funds affiliated with either (i) Apollo Advisors II, L.P. or (ii) the Blackstone Group, the Company repurchased from the Laidlaw Group the Allied Debentures and the Warrant for an aggregate purchase price of $230 million in cash (the "Repurchase"). The net proceeds of $230 million related to the $418 million face value 11.3% senior discount notes (the "Senior Discount Notes") were used to fund the Repurchase. Also pursuant to the Laidlaw Securities Purchase Agreement, the private securities investment funds purchased all of the Common Stock of Allied held by Laidlaw.

     In June 1997, the Company completed a series of transactions with USA Waste (the "USA Waste Transactions") pursuant to which the Company acquired eight landfills (two of which were transferred to the Company in July 1997 after completion of certain regulatory matters), eight collection operations, five transfer stations and one recycling facility with an annual aggregate revenue of $58.0 million for consideration of $87.5 million. Also pursuant to the USA Waste Transactions, the Company sold to USA Waste one landfill, two collection operations and one recycling facility with an aggregate of approximately $33.6 million in annual revenue for which it received consideration of approximately $61.3 million.

     In November 1997, the Company completed a second series of transactions with USA Waste pursuant to which the Company acquired three landfills, seven collection operations, two transfer stations and one recycling facility with an annual aggregate revenue of $66.9 million for consideration of $124.0 million. Also pursuant to this transaction, the Company sold to USA Waste six landfills, seventeen collection operations, three transfer stations and four recycling facilities with an aggregate of approximately $81.4 million in annual revenue for which it received consideration of approximately $133.9 million.

     In November 1997, the Company assumed ownership and operation of the active solid waste disposal system for San Diego County, California. Allied acquired operations of four landfills, one transfer station, and one material recovery facility for approximately $163 million in cash.

     In December 1997, the Company acquired the ECDC landfill from Laidlaw Environmental Services, Inc. for approximately $89 million in cash, notes and assumed debt.

     In June 1998, the Company completed the acquisition of the Rabanco Companies ("Rabanco") in a transaction accounted for using the pooling-of-interests method for business combinations. Rabanco generates annual revenue of approximately $160 million excluding the effects of the internalization of waste volumes. Rabanco provides solid waste collection, recycling, transportation and disposal services in the northwest through a network of approximately 160 collection routes, 3 transfer stations, an extensive intermodal rail transportation system and a major regional landfill.

     In August 1998, the Company acquired Illinois Recycling Services, Inc. and its affiliates ("IRS") in a transaction accounted for using the pooling-of-interests method for business combinations. IRS provides solid waste collection, recycling and transportation services primarily in the Chicago metro area and northern Indiana and generates annual revenue of approximately $80 million excluding the effects of the internalization of waste volumes.

     In October 1998, the Company acquired American Disposal Services, Inc. ("ADSI") in a transaction accounted for using the pooling-of-interests method for business combinations. ADSI is a vertically integrated solid waste management company providing collection, transfer, recycling and disposal services to approximately 400,000 customers in 12 states, primarily in the midwest and northeast United States. Under the terms of the agreement, ADSI shareholders received 1.65 shares of Allied common stock for each share of ADSI common stock.

GENERAL

     Revenues. The Company's revenues are attributable primarily to fees charged to customers for waste collection, transfer, recycling and disposal services. The Company's collection services are generally provided under direct agreements with its customers or pursuant to contracts with municipalities. Commercial and municipal contract terms, where used, generally range from 1 to 5 years and commonly have automatic renewal options. The Company's landfill operations include both Company-owned landfills and those operated for municipalities for a fee. The Company is fully integrated in each geographic region in which it is located as it provides collection, transfer and disposal services. The tables below show for the periods indicated the percentage of the Company's total reported revenues attributable to services provided and to geographic region:

                                                         YEAR ENDED DECEMBER 31,
                                                        -------------------------
                                                        1995      1996      1997
                                                        -----     -----     -----
Collection(1).........................................    65%       63%       57%
Transfer..............................................     6         6         7
Landfill(1)...........................................    22        24        26
Other.................................................     7         7        10
                                                         ---       ---       ---
     Total Revenues...................................   100%      100%      100%
                                                         ===       ===       ===

                                                         YEAR ENDED DECEMBER 31,
                                                        -------------------------
                                                        1995      1996      1997
                                                        -----     -----     -----
Great Lakes...........................................    33%       30%       28%
Midwest...............................................     7        10        12
Northeast.............................................    10        11        19
Southeast.............................................    13        16         9
Southwest.............................................     2         2        10
West..................................................    35        31        22
                                                         ---       ---       ---
     Total Revenues...................................   100%      100%      100%
                                                         ===       ===       ===

---------------
(1) The portion of collection revenues attributable to disposal charges for waste collected by the Company and disposed at the Company's landfills have been excluded from collection revenues and included in landfill revenues.

     The Company's strategy is to develop vertically integrated operations to ensure internalization of the waste it collects and thus realize higher margins from its operations. By disposing of waste at Company-owned and/or operated landfills, the Company retains the margin generated through disposal operations that would otherwise be earned by third-party landfills. Approximately 51% of Company-collected waste is disposed of at Company-owned and/or operated landfills as measured using disposal volumes in 1997. In addition, transfer stations are an integral part of the disposal process. The Company locates its transfer stations in areas where its landfills are outside of the population centers in which it collects waste. Such waste is transferred to long-haul trailers and economically transported to its landfills.

     Expenses. Cost of operations includes labor, maintenance and repairs, equipment and facility rent, utilities and taxes, the costs of ongoing environmental compliance, safety and insurance, disposal costs and costs of independent haulers transporting Company waste to the disposal site. Disposal costs include certain landfill taxes, host community fees, payments under agreements with respect to landfill sites that are not owned, landfill site maintenance, fuel and other equipment operating expenses and accruals for estimated closure and post-closure monitoring expenses anticipated to be incurred in the future.

     Selling, general and administrative expenses include management, clerical and administrative compensation and overhead, sales costs, community relations expenses and provisions for estimated uncollectible accounts receivable and potentially unrealizable acquisition costs.

     Depreciation and amortization expense includes depreciation of fixed assets and amortization of landfill development costs (including capitalized interest), goodwill and other intangible assets.

     In connection with potential acquisitions, the Company incurs and capitalizes certain transaction and integration costs which include stock registration, legal, accounting, consulting, engineering and other direct costs. When an acquisition is completed and is accounted for using the pooling-of-interests method for business combinations, these costs are charged to the statement of operations as acquisition related costs. When a completed acquisition is accounted for using the purchase method for business combinations, these costs are capitalized. The Company routinely evaluates capitalized transaction and integration costs and expenses those costs related to acquisitions not likely to occur. Indirect acquisition costs, such as executive salaries, general corporate overhead and other corporate services, are expensed as incurred.

     Certain direct landfill development costs, such as engineering, upgrading, construction and permitting costs, are capitalized and amortized based on consumed airspace. The Company believes that the costs associated with engineering, owning and operating landfills will increase in the future as a result of federal, state and local regulation and a growing community awareness of the landfill permitting process. Although there can be no assurance, the Company believes that it will be able to implement price increases sufficient to offset these increased expenses. All indirect landfill development costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, are expensed as incurred.

     Accrued closure and post-closure costs represent an estimate of the current value of the future obligation associated with closure and post-closure monitoring of non-hazardous solid waste landfills currently owned and/or operated by the Company. Site specific closure and post-closure engineering cost estimates are prepared annually for landfills owned and/or operated by the Company for which it is responsible for closure and post-closure. The present value of estimated future costs are accrued based on accepted tonnage as landfill airspace is consumed. Discounting of future costs is applied where the Company believes that both the amounts and timing of related payments are reliably determinable. The Company periodically updates its estimates of future closure and post-closure costs. The impact of changes which are determined to be changes in estimates are accounted for on a prospective basis.

     The net present value of the closure and post-closure commitment is calculated assuming inflation of 2.5% and a risk-free capital rate of 7.0%. Discounted amounts previously recorded and not yet expended are accreted to reflect the effects of the passage of time. The Company's current estimate of total future payments for closure and post-closure is $1.3 billion while the present value of such estimate is $326.7 million. At December 31, 1996 and 1997, accruals for landfill closure and post-closure costs (including costs assumed through acquisitions) were approximately $122.9 million and $162.0 million, respectively. The accruals reflect relatively young landfills with estimated remaining lives, based on current waste flows, that range from 1 to over 75 years, and an estimated average remaining life of greater than 30 years.

     Year 2000 Systems Modifications. During 1997, Allied began modifying its computer system programming to process transactions in the year 2000. Anticipated spending for this modification will be expensed as incurred and is not expected to have a significant impact on the Company's ongoing results of operations.

  RESULTS OF OPERATIONS

     The following table sets forth the percentage relationship that the various items bear to revenues and the percentage of change in dollar amounts for the periods indicated. The statement of operations data have been restated to give effect to acquisitions that were accounted for using the pooling-of-interests method for business combinations. See Note 2 to the Company's Consolidated Financial Statements.

                                                            YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------------
                                                                   1996                   1997
                                                                 COMPARED               COMPARED
                                                                 TO 1995                TO 1996
                                                                 % CHANGE               % CHANGE
                                              1995     1996     IN AMOUNTS    1997     IN AMOUNTS
                                              -----    -----    ----------    -----    ----------
STATEMENT OF OPERATIONS DATA:
Revenues....................................  100.0%   100.0%        6.7%     100.0%       110.1%
Cost of operations..........................   63.2     62.3         5.2       57.4         93.6
Selling, general and administrative
  expenses..................................   16.7     16.5         5.5       13.0         65.2
Depreciation and amortization expense.......    9.5     10.9        22.4       12.0        130.3
Acquisition related costs...................    0.4     14.8     5,828.4        0.4        (94.5)
Unusual costs...............................     --      0.9       100.0         --       (100.0)
                                              -----    -----                  -----
Operating income (loss).....................   10.2     (5.4)     (155.5)      17.2        774.1
Interest expense, net.......................    3.4      3.0        (4.3)       8.0        451.8
Other income, net...........................     --       --          --       (0.1)       100.0
Income tax expense..........................    1.7      0.1        96.8        3.1     11,242.7
Extraordinary loss, net of income tax
  benefit...................................    0.2      2.2     1,429.4        4.1        283.1
                                              -----    -----                  -----
  Net income (loss).........................    4.9%   (10.7)%    (334.2)%      2.1%       141.3%
                                              =====    =====                  =====

  YEARS ENDED DECEMBER 31, 1997 AND 1996

     Revenues. Revenues in 1997 were $1,301.4 million compared to $619.5 million in 1996, an increase of 110.1%. Revenues of approximately $560.4 million in 1997 were generated from companies acquired subsequent to the end of the same period in the prior year, while increases in revenues attributable to existing operations ("Internal Growth") amounted to $121.5 million. If the Laidlaw Acquisition, net of the Canadian Sale, is included as of January 1996, Internal Growth would have approximated 11.5% with 7.5% attributable to net volume increases and 4.0% attributable to price increases.

     Cost of Operations. Cost of operations in 1997 was $747.2 million compared to $386.1 million in 1996, an increase of 93.6%. This increase in cost of operations was primarily attributable to the increase in revenues described above. As a percentage of revenues, cost of operations decreased to 57.4% in 1997 from 62.5% in 1996. The improvement in gross margin is due primarily to the integration of the assets acquired from Laidlaw during 1996 and increased landfill volume.

     Selling, General and Administrative Expenses. SG&A expense in 1997 was $169.2 million compared to $102.4 million in 1996, an increase of 65.2%. The increase in SG&A expense resulted from expenses associated with acquired companies and expenses incurred in connection with the Company's increase in personnel and other expenses related to the growth of the Company. In addition, SG&A expenses include a charge of approximately $3.4 million related to future post employment executive compensation and a credit of approximately $3.0 million related to a favorable settlement of certain litigation. As a percentage of revenues, SG&A decreased to 13.0% in 1997 from 16.5% in 1996. The decrease in SG&A as a percentage of revenues is primarily due to the substantial increase in the revenues of the Company resulting principally from the Laidlaw Acquisition, while SG&A expenses have not increased proportionately.

     Depreciation and Amortization Expense. Depreciation and amortization in 1997 was $156.2 million compared to $67.8 million in 1996, an increase of 130.3%. The increase in depreciation and amortization expense was due to acquisitions and capital expenditures. Fixed assets have increased from $830.2 million in 1996, excluding the Laidlaw Acquisition on December 30, 1996, to $1.9 billion in 1997 and goodwill has increased to $1.1 billion at December 31, 1997 from $148.6 million at December 31, 1996, excluding the Laidlaw Acquisition on December 30, 1996. As a percentage of revenues, depreciation and amortization increased to 12.0% in 1997 from 10.9% in 1996. This is primarily the result of an increase in amortization of goodwill as a percentage of revenues to 1.8% in 1997 from 0.7% in 1996 related to increased goodwill in connection with the Laidlaw Acquisition.

     Acquisition Related Costs. Acquisition related costs in 1997 were $5.0 million compared to $90.8 million in 1996, a decrease of 94.5%. During 1996, in connection with the Laidlaw Acquisition, the Company incurred approximately $84.6 million in charges primarily associated with the acquisition, which include $51.5 million of environmental related matters, $18.4 million of asset impairments and abandonments, and $14.7 million of acquisition liabilities.

     Unusual Items. In December 1996 the Company recorded $5.7 million in unusual items including $2.0 million in connection with the ongoing investigation and remediation of the Company's Norfolk landfill and $3.7 million of other non-recurring valuation adjustments.

     Other Income, Net. The Company recorded approximately $1.1 million of other income, comprised of a $5.6 million gain on sale of assets to USA Waste in the fourth quarter of 1997, net of a charge of approximately $4.5 million in connection with the abandonment of certain collection and transfer operations.

     Net Interest Expense. Net interest expense was $104.1 million in 1997 compared to $18.9 million in 1996, an increase of 451.8%. The increase in interest expense is due to the increase in debt from $422.7 million at December 31, 1996, excluding the Laidlaw Acquisition on December 30, 1996, compared to $1.5 billion at December 31, 1997. This increase in debt outstanding is primarily the result of debt incurred in connection with the Laidlaw Acquisition net of the application of the net proceeds received in connection with the Canadian Sale. Additionally, in connection with the construction and development of the Company's landfills, Allied capitalized approximately $37.6 million of interest in 1997 compared to $13.5 million in 1996. The increase is primarily due to the increase in the base of assets under development which qualify for capitalized interest (primarily landfill assets) as a result of the Laidlaw Acquisition in late 1996 and other acquisitions made during 1997.

     Income Taxes. Income taxes reflect a 33.2% effective income tax rate for 1997 which deviates from the federal statutory rate of 35%, this is primarily due to the income tax accounting treatment of S-Corporations for acquisitions accounted for using the pooling-of-interests method and the effects of differences in the treatment of goodwill for book and tax purposes, state income taxes, and other permanent differences. See Note 10 to the Supplemental Consolidated Financial Statements.

     Extraordinary Loss, Net. In May 1997, the Company repurchased from the Laidlaw Group two junior subordinated debentures with an aggregate face amount of $318 million and the Warrant, used as partial consideration for the Laidlaw Acquisition, for an aggregate purchase price of $230 million in cash. An extraordinary charge to earnings related to the Repurchase of approximately $65.7 million ($39.4 million net of income tax benefit) was recorded. In addition, the Company replaced its $1.275 billion Bank Agreement with the $900 million senior credit facility (the "Credit Agreement") in June 1997 and recognized an extraordinary charge of approximately $21.6 million ($13.0 million net of income tax benefit).

     In September 1997, the Company sold 18.6 million shares of common stock with net proceeds of approximately $327.4 million (the "Equity Offering"). In October, the Company used $203 million of the net proceeds to retire a portion of the term loan facility of the Credit Agreement, $71 million to repay the entire amount outstanding on the revolving credit facility. As a result of the early repayment of debt outstanding under the term loan facility, the Company recognized an extraordinary charge in the third quarter of 1997 of approximately $1.3 million ($0.8 million net of income tax benefit) for the write-off of previously deferred debt issuance costs.

  YEARS ENDED DECEMBER 31, 1996 AND 1995

     Revenues. Revenues in 1996 were $619.5 million compared to $580.8 million in 1995, an increase of 6.7%. Approximately 1.8% of the increase in revenues is attributable to acquisitions and 4.9% is attributable to internal growth. Revenues of $10.6 million for 1996 were generated from companies acquired subsequent to December 1994, while increases in revenue attributable to existing operations amounted to $28.1 million. Average price increases as a percentage of revenue were approximately 3.0% of revenue while the remainder of Internal Growth was from volume.

     Cost of Operations. Cost of operations in 1996 was $386.0 million compared to $367.0 million in 1995, an increase of 5.2%. This increase in cost of operations was primarily attributable to the increase in revenues described above. As a percentage of revenues, cost of operations decreased to 62.3% in 1996 from 63.2% in 1995. Cost of operations were effected by an increase in higher margin landfill volumes. This change in revenue mix had the effect of decreasing the cost of disposal relative to revenues.

     Selling, General and Administrative Expenses. SG&A expenses increased to $102.4 million in 1996 compared to $97.0 million in 1995, an increase of 5.5%. As a percentage of revenues, SG&A decreased to 16.5% in 1996 from 16.7% in 1995. The increase in SG&A expense resulted from expenses associated with acquired companies and expenses incurred in connection with the Company's increase in personnel and other expenses related to the anticipated growth of the Company as it continues to acquire companies.

     Depreciation and Amortization Expense. Depreciation and amortization in 1996 was $67.8 million compared to $55.4 million in 1995, an increase of 22.4%. The increase in depreciation and amortization expense is due to acquisitions and capital expenditures. Before the Laidlaw Acquisition, fixed assets increased to $830.2 million at December 31, 1996 from $694.0 million at December 31, 1995 and goodwill increased to $148.0 million at December 31, 1996 from $114.8 million at December 31, 1995. As a percentage of revenues, depreciation and amortization increased to 10.9% in 1996 from 9.5% in 1995.

     Acquisition Related Costs. During 1996 in connection with the Laidlaw Acquisition, the Company incurred approximately $84.6 million in charges, which include $51.5 million of environmental related matters, $18.4 million of asset impairments and abandonments, and $14.7 million of acquisition liabilities, of which $2.0 million relates to litigation matters, $5.4 million relates to relocation and transition costs and bonuses, $3.8 million relates to taxes, claims and assessments and other integration costs, and $3.5 million relates to acquired accounts receivable considered uncollectible.

     In connection with the Laidlaw Acquisition, Allied engaged an independent environmental consulting firm to assist in conducting an environmental assessment of the real property owned by the acquired subsidiaries or third-parties, and properties under the management of the acquired companies. Several contaminated landfills and other properties were identified, two of which are owned by subsidiaries of the Company, that would require those subsidiaries to incur costs for incremental closure and post-closure measures, remediation activities and litigation in the future. The costs of performing the investigation, design, remediation and the allocation of responsibility to the subsidiaries of Allied vary significantly between sites. Based on information available to the Company, Allied recorded a provision of $51.5 million for environmental matters, including closure and post-closure costs, in the 1996 statement of operations and expects these amounts to be disbursed over the next 30 years.

     As a result of the Laidlaw Acquisition, Allied increased its revenue base by approximately 400% and entered into 14 new markets where it would execute its operating strategy. In connection with the significant increase in size and the redirection of its strategic operating emphasis, Allied determined that certain asset values were impaired as they will provide no further benefit to the Company. Included among the asset impairments are costs of $10.8 million related to over 50 noncompetition agreements in several markets where the counterparty no longer poses a significant threat, costs of $4.8 million for discontinued facilities and costs of $2.8 million for market development activities no longer being pursued.

     Costs of $6.2 million were incurred in 1996 compared to $1.5 million in 1995 for transaction and integration costs directly related to acquisitions accounted for using the pooling-of-interests method for business combinations. Transaction costs include, but are not limited to, stock registration, legal, accounting, consulting, engineering and other direct third-party costs incurred to complete the acquisitions. Integration costs include, but are not limited to, uncollectible accounts receivable write-offs, employee termination and relocation, write down of fixed assets and lease termination.

     Unusual Items. In December 1996 the Company recorded $5.7 million in unusual items including $2.0 million in connection with the ongoing investigation and remediation of the Company's Norfolk landfill and $3.7 million of other non-recurring valuation adjustments.

     Net Interest Expense. Net interest expense was $18.9 million in 1996 compared to $19.7 million in 1995, a decrease of 4.3%. The decrease in net interest expense is partially due to the conversion of subordinated debt into Common Stock in the fourth quarter of 1995 which resulted in a reduction to annual interest charges and the refinancing of the 1994 Notes (as defined herein) on July 31, 1996, resulting in a decrease in the interest rate from 12% to 7% for the months of August through December 1996. Also, interest capitalized in 1996 was $13.5 million compared to $11.1 million in 1995.

     Conversion Fees. A non-cash conversion fee of $2.2 million was incurred in the fourth quarter of 1995 as a result of an inducement offered by the Company to holders of certain convertible preferred stock and convertible subordinated notes to exercise their conversion option to receive Common Stock. The inducement fee consisted of payment of dividends or interest from the conversion date through the first call or redemption date of each convertible security. Approximately 7.8 million shares of Common Stock were issued for conversion and approximately 285,000 were issued for the conversion fee.

     Income Taxes. Income taxes reflect a 0.7% effective income tax rate for 1996 which deviates from the federal statutory rate of 35% due primarily to the treatment of expenses for book purposes that, when recognized for tax purposes, may produce tax goodwill in excess of book goodwill. Other items impacting the Company's effective tax rate for both 1996 and 1995 include the differences in the treatment of goodwill for book and tax purposes, state income taxes, and other permanent differences. See Note 10 to the Consolidated Financial Statements.

     Extraordinary Loss. On July 31, 1996, Allied completed a tender offer (the "Tender Offer") for substantially all of the 1994 Notes at the redemption price of $1,157.50 per $1,000 note. An extraordinary charge related to the Tender Offer of approximately $18.4 million ($11.0 million net of income tax benefit), was charged to earnings in the third quarter of 1996. In connection with the Laidlaw Acquisition, the Company refinanced its $300 million senior revolving credit facility and recognized an extraordinary charge of approximately $4.0 million ($2.4 million net of income tax benefit) that was charged to earnings in the fourth quarter of 1996.

     In June 1996, the Company recognized an extraordinary charge of approximately $0.8 million ($476,000 net of income tax benefit) representing unamortized deferred debt issuance costs related to refinanced obligations.

     In 1995, the Company recognized an extraordinary charge of approximately $1.4 million ($908,000 net of income tax benefit) representing unamortized deferred debt issuance costs related to refinanced obligations.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company has satisfied its acquisition, capital expenditure and working capital needs primarily through bank financing and public offerings and private placements of debt and equity securities. Between January 1, 1994 and December 31, 1997, the Company has completed debt and equity financings in excess of $3 billion. Due to the acquisition driven and the capital intensive nature of the Company's business strategy, the Company has used, and believes that it will likely continue using amounts in excess of the cash generated from operations to fund the growth component of its business including acquisitions and capital expenditures. In connection with acquisitions, the Company has assumed or incurred indebtedness with relatively short-term repayment schedules, which have been refinanced under the Company's revolving credit facility and operating equipment has been acquired using financing leases which have medium-term maturities. Additionally, the Company uses excess cash generated from operations to pay down amounts owed on its revolving line of credit which is classified as long-term debt. As a result, the Company has periodically had low levels of working capital or working capital deficits.

     During the years ended December 31, 1995, 1996 and 1997, the Company's cash flows from operating, investing and financing activities were as follows (in millions):

                                                                  YEAR ENDED DECEMBER 31,
                                                             ---------------------------------
                                                              1995        1996         1997
                                                             -------    ---------    ---------
OPERATING ACTIVITIES:
Net income (loss)..........................................  $  28.3    $   (66.3)   $    27.4
Extraordinary loss on early extinguishments of debt........      0.9         22.8         21.5
Acquisition related costs..................................      1.5         90.8           --
Unusual items..............................................       --          5.7           --
Non-cash operating expenses(1).............................     66.1         79.1        154.3
Loss (gain) on sale of assets..............................      0.1          1.8         (7.2)
Decrease (increase) in operating assets and liabilities,
  net......................................................     18.9        (62.4)       (75.7)
                                                             -------    ---------    ---------
  Cash provided by operating activities....................    115.8         71.5        120.3
                                                             -------    ---------    ---------
INVESTING ACTIVITIES:
Cost of acquisitions, net of cash acquired.................    (80.9)    (1,380.3)      (477.5)
Capital expenditures.......................................    (83.5)       (87.5)      (217.1)
Proceeds from sale of fixed assets.........................      2.5          0.9        530.1
Other......................................................     (0.7)        (0.3)        (7.8)
                                                             -------    ---------    ---------
  Cash used for investing activities.......................   (162.6)    (1,467.2)      (172.3)
                                                             -------    ---------    ---------
FINANCING ACTIVITIES:
Net proceeds from sale and redemption of preferred stock
  and common stock.........................................     30.6         48.1        329.0
Net proceeds from long-term debt...........................    105.8      1,881.3      1,298.7
Payments of long-term debt.................................    (74.1)      (487.9)    (1,799.3)
Other......................................................     (6.8)        (0.6)       185.9
                                                             -------    ---------    ---------
  Cash provided by financing activities....................     55.5      1,440.9         14.3
                                                             -------    ---------    ---------
Increase in cash...........................................  $   8.7    $    45.2    $   (37.7)
                                                             =======    =========    =========

---------------
(1) Consists principally of provisions for depreciation and amortization, landfill closure and post-closure accruals, allowance for doubtful accounts, potentially unrealizable acquisition costs and deferred income taxes.

     As of December 31, 1997, the Company had cash and cash equivalents of $32.3 million. The Company's capital expenditure and working capital requirements have increased significantly, reflecting the Company's rapid growth by acquisition and development of revenue producing assets, and will likely increase further as the Company continues to pursue its growth objectives. During 1997, the Company acquired solid waste operations representing approximately $457.7 million in annual revenues, and sold operations representing approximately $127.9 million in annual revenue. Both acquisitions and sales included landfill assets. Net consideration of approximately $911.0 million (including $10.5 million for landfills under development) comprised of cash, notes and 9.4 million shares of common stock, was paid in these transactions. Subsequent to December 31, 1997 through June 30, 1998, the Company acquired 47 operating solid waste businesses for consideration of approximately $791.8 million, which includes approximately
26.0 million shares of Common Stock. For the calendar year 1998, the Company expects to spend approximately $224.0 million for capital, closure and post-closure, and remediation expenditures. As the Company continues to acquire waste operations during 1998, additional capital amounts will be required to fund the acquisition of businesses and the related capital expenditure requirements.

     On December 31, 1997, the Company's debt structure consisted primarily of $525 million of the 1996 Notes, $294 million outstanding under the term loan facility of the Credit Agreement (the "Term Loan Facility"), and approximately $255 million of the $418 million aggregate face amount of senior discount notes (the "Senior Discount Notes"). As of December 31, 1997 there is aggregate availability under the Revolving Credit Facility (as defined herein) of approximately $550 million to be used for working capital, letters of credit, acquisitions and other general corporate purposes. In October 1997, the Company amended the Credit Agreement, increasing the amount of the Senior Credit Facility from $900 million to $1.1 billion. In June 1998, the Company replaced the amended Credit Agreement with a new Credit Agreement, consisting of a $300 million term loan (the "Term Loan"), which is fully drawn, and a $800 million revolving credit facility. The revolving credit facility includes a $250 million sublimit for the issuance of letters of credit. The indentures relating to the 1996 Notes, the Senior Discount Notes and the Credit Agreement contain financial and operating covenants and restrictions on the ability of the Company to complete acquisitions, pay dividends, incur indebtedness, make investments and take certain other corporate actions. A substantial portion of the Company's available cash will be required to be applied to service indebtedness, including indebtedness incurred to finance the Laidlaw Acquisition. Currently, on an annualized basis, this is expected to include approximately $146.7 million in mandatory annual principal and interest payments.

     The Company is also required to provide financial assurances to governmental agencies under applicable environmental regulations relating to its landfill operations and collection contracts. These financial assurance requirements are satisfied by the Company issuing performance bonds, letters of credit, insurance policies or trust deposits to secure the Company's obligations as they relate to landfill closure and post-closure costs and performance under certain collection contracts. At December 31, 1997, the Company had outstanding approximately $431.0 million in financial assurance instruments, represented by $348.0 million of performance bonds, $5.8 million of letters of credit, $38.2 million of insurance policies and $39.0 million of trust deposits. During calendar year 1998, the Company expects to be required to provide approximately $342.9 million in financial assurance obligations relating to its landfill operations and collection contracts. The Company expects that financial assurance obligations will increase in the future as it acquires and expands its landfill activities and that a greater percentage of the financial assurance instruments will be comprised of performance bonds and insurance policies.

     The Company has lease facilities (the "Lease Facilities") that allow it to enter into equipment leases at rates ranging from similar term treasury note rates plus 1.5% to 3.5% for terms of 36 to 84 months. In addition to equipment leases outstanding at December 31, 1996 and 1997 of $69.1 million and $74.1 million, respectively, the Company had available lease commitments of $11.9 million and $32.4 million, respectively. The Company intends to enter into master equipment lease facilities relating to the financing of the acquisition of trucks and containers.

     Subtitle D and other regulations that apply to the non-hazardous waste disposal industry have required the Company, as well as others in the industry, to alter operations and to modify or replace pre-Subtitle D landfills. Such expenditures have been and will continue to be substantial. Further regulatory changes could accelerate expenditures for closure and post-closure monitoring and obligate the Company to spend sums in addition to those presently reserved for such purposes. These factors, together with the other factors discussed above, could substantially increase the Company's operating costs and impair the Company's ability to invest in its facilities.

     The Company's ability to meet future capital expenditure and working capital requirements, to make scheduled payments of principal, to pay interest, or to refinance its indebtedness, and to fund capital amounts required for the acquisition of businesses and the expansion of existing businesses depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, management of the Company believes that available cash flow, together with available borrowing under the Senior Credit Facility, the Lease Facilities and other sources of liquidity, will be adequate to meet the Company's anticipated future requirements for working capital, letters-of-credit, capital expenditures, scheduled payments of principal and interest on debt incurred under the Credit Agreement, interest on the 1996 Notes and the Senior Discount Notes, and capital amounts required for acquisitions and expansion. However, the principal payment at maturity on the 1996 Notes and the Senior Discount Notes may require refinancing. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future financings will be available in an amount sufficient to enable the Company to service its indebtedness or to make necessary capital expenditures, or that any refinancing would be available on commercially reasonable terms if at all. Additionally, depending on the timing, amount and structure of any future acquisitions and the availability of funds under the Credit Agreement, the Company may need to raise additional capital to fund the acquisition and integration of additional solid waste businesses. The Company may raise such funds through additional bank financings or public or private offerings of its debt and equity securities. There can be no assurance that the Company will be able to secure such funding, if necessary, on favorable terms, if at all. If the Company is not successful in securing such funding, the Company's ability to pursue its business strategy may be impaired and results of operations for future periods may be negatively affected.

SIGNIFICANT FINANCING EVENTS

     In January 1994, the Company issued $100 million of 10.75% senior subordinated notes (the "1994 Notes"). The net proceeds from the sale of the 1994 Notes after underwriting discounts and other expenses, were approximately $95 million. In July 1996, the Company completed the Tender Offer and purchased substantially all of its 1994 Notes at the redemption price of $1,157.50 per $1,000 in principal amount. In connection with the Tender Offer, the Company recognized an extraordinary charge of $18.4 million ($11.0 million net of income tax benefit), in the third quarter of 1996. The Company also received a consent from a majority of the holders of the 1994 Notes to eliminate all substantive financial covenants associated with the remaining 1994 Notes.

     In January 1995, the Company obtained stockholder approval of the issuance of 11.7 million shares of Common Stock to TPG Partners, L.P. and TPG Parallel I, L.P., for $50 million (less approximately $5.0 million of direct offering costs and other costs related to an amendment to the 1994 Notes). Such shares of Common Stock were purchased by the Apollo/Blackstone Investors (as defined herein) contemporaneously with the Repurchase.

     During 1995, the Company offered to holders of its Series D, 9% and $90 convertible preferred stock and its 6% Convertible Subordinated notes an inducement to exercise their conversion option to receive Common Stock. The inducement consisted of the payment of dividends and interest that the holders of these securities would have received from the date of conversion through the first call or redemption date of each security. In total, 7.8 million shares of Common Stock were issued upon conversion. Accordingly, the Company's annual dividend and interest requirements decreased by approximately $2.7 million and $0.8 million, respectively. The inducement resulted in a 1996 conversion fee charge of approximately $2.2 million paid in 285,000 shares of Common Stock.

     In January 1996, the Company completed a public offering of its Common Stock. It issued 7.6 million shares for approximately $48 million net of $5.2 million in underwriter discounts, commissions and offering costs. The net proceeds from the offering were used to repay amounts outstanding under the Company's outstanding credit agreement and for other general corporate purposes.

     In July 1996, in connection with the Tender Offer, the Company completed a new $300 million revolving credit facility. This revolving credit facility was extinguished in December 1996 in connection with the financing of the Laidlaw Acquisition. The Company recognized an extraordinary charge of $4.0 million ($2.4 million net of income tax benefit), relating to the extinguishment in the fourth quarter of 1996.

     In connection with the Laidlaw Acquisition, the Company issued a warrant to Laidlaw for the purchase of 20.4 million shares of common stock of the Company at an exercise price of $8.25 per share (the "Warrant"). The Warrant was retired in connection with the Repurchase in May 1997.

     In December 1996, to partially finance the Laidlaw Acquisition, the Company entered into a bank credit facility (the "1996 Bank Agreement") consisting of
(i) a $475 million five and one-half year amortizing senior secured term loan facility, (ii) three amortizing senior secured term loan facilities in an aggregate original principal amount of $500 million and with ultimate maturities which ranged from six and one-half years to eight and one-half years, and (iii) a $300 million five and one-half year senior secured revolving credit facility. In connection with the closing of the Canadian Sale, an aggregate amount of approximately $517 million was applied to prepayment of the 1996 Bank Agreement.

     In December 1996, Allied Waste North America ("AWNA") issued the 1996 Notes. Net proceeds from the sale of the 1996 Notes, after the underwriting discount and other expenses, were approximately $509 million. The net proceeds were used to pay a portion of the cash purchase price of the Laidlaw Acquisition, repay amounts outstanding under the Company's previous $300 million revolving credit facility, fund certain acquisitions and for general corporate purposes. AWNA had an obligation to offer fully registered securities, pursuant to an exchange offer, that are substantially identical to the 1996 Notes. AWNA completed this exchange offer in July 1997. The 1996 Notes cannot be redeemed until December 1, 2001, except under certain circumstances. Prior to December 1, 2001, the 1996 Notes are subject to redemption, at the option of AWNA, at the greater of (i) 100% of the principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to maturity on a semi-annual basis at a comparable treasury yield plus 75 basis points, plus in each case accrued and unpaid interest to the date of redemption. At any time prior to December 1, 1999, up to 33% of principal amount of 1996 Notes will be redeemable, at the option of AWNA, from the proceeds of one or more public offerings of capital stock by the Company at a redemption price of 110.25% of principal amount, plus accrued interest. The 1996 Notes are guaranteed by the Company and substantially all of AWNA's current and future subsidiaries, the guarantees of which are expressly subordinated to the guarantees of AWNA's Senior Credit Facility.

     In May 1997, the Company, pursuant to the Laidlaw Securities Purchase Agreement with the Laidlaw Group and certain private securities investment funds affiliated with either (i) Apollo Advisors II, L.P. or (ii) the Blackstone Group (the "Apollo/Blackstone Investors"), repurchased from the Laidlaw Group the Allied Debentures and the Warrant for an aggregate purchase price of $230 million in cash. Also pursuant to the Laidlaw Securities Purchase Agreement, the Apollo/Blackstone Investors purchased all of the Common stock held by Laidlaw. In connection with the Repurchase, Allied issued $418 million aggregate face amount of the Senior Discount Notes in a private offering on May 15, 1997. The net proceeds of $230 million realized from the sale of the Senior Discount Notes were used to pay the cash consideration in the Repurchase. The Senior Discount Notes were issued at a discount of principal amount and, unless certain provisions are triggered, there will be no periodic cash payments of interest before June 1, 2002. Thereafter, the Senior Discount Notes will accrue cash interest at the rate of 11.30% per annum, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 2002. Allied had an obligation to offer fully registered securities, pursuant to an exchange offer, that are substantially identical to the Senior Discount Notes. Allied completed this exchange offer on December 16, 1997. The Senior Discount Notes cannot be redeemed until December 1, 2001, except under certain circumstances. Prior to June 1, 2000, up to 33% of principal amount of Senior Discount Notes will be redeemable, at the option of Allied, from the proceeds of one or more public offerings of capital stock by Allied at a premium to their accreted value, plus accrued interest.

     In June 1997, the Company repaid its senior credit facility and entered into the Credit Agreement. The Credit Agreement provides a six and one-half year senior secured $500 million term loan facility (the "Term Loan Facility") and a six and one-half year senior secured $400 million revolving credit facility together with the Term Loan Facility, the "Senior Credit Facility").

     On September 30, 1997, the Company repaid $203 million outstanding under the Term Loan Facility and $71 million outstanding under the Revolving Credit Facility of the Credit Agreement. In connection with this repayment, the Company amended the Credit Agreement in October 1997, providing for a six and one-half year senior secured $297 million funded term loan facility (the "Funded Term Loan Facility"), a senior secured $200 million delayed draw term loan facility to finance certain acquisitions prior to March 31, 1998 (the "Delayed Draw Term Loan Facility"), and a senior secured $600 million revolving credit facility due December 2003 (the "Revolving Credit Facility"). The Funded Term Loan Facility is an amortizing senior secured term loan with annual principal payments (payable quarterly) increasing from $6 million in 1997 to $60 million in each of 2000, 2001, 2002 and 2003. The Delayed Draw Term Loan Facility may be drawn in multiple advances and at varying amounts until either (i) the full $200 million has been drawn or (ii) March 31, 1998, whichever comes first. The Delayed Draw Term Loan requires annual principal payments equal to a certain percentage of the outstanding amount as of March 31, 1998. Principal payments begin in March 1999 at 10% of the original balance, increasing to 20% in the years 2000-2002, and 30% in 2003. Principal under the Revolving Credit Facility is due upon maturity.

     In addition to the scheduled principal payments above, the Company is also required to make mandatory prepayments on the Senior Credit Facility equal to 100% of the net proceeds from certain asset sales, the issuance of new debt securities and extraordinary amounts, which include tax refunds, pension plan reversions and certain insurance proceeds, and 50% of the net cash proceeds from new equity issuances. Furthermore, the Company is also required to make mandatory prepayments on the Senior Credit Facility equal to 50% of the Company's annual Excess Cash Flow, as defined in the Credit Agreement, unless the Company's Senior Debt Ratio, as defined in the Credit Agreement, for the relevant fiscal year end is less than 2.0 to 1.0. Mandatory prepayments are applied first to the Term Loan Facility and the Delayed Draw Term Facility on a pro rata basis against remaining scheduled principal payments, and second, to the permanent reduction of the Revolving Credit Facility. In no event, however, shall the Revolving Credit Facility be required to be reduced to an amount less than $300 million in connection with any such mandatory prepayment.

     Borrowings under the Revolving Credit Facility may be used for acquisitions, the issuance of letters of credit, working capital and other general corporate purposes. Of the $600 million available under the Revolving Credit Facility ($400 million prior to the Amendment), no more than $250 million ($175 million prior to the Amendment) may be used to support the issuance of letters of credit.

     The Senior Credit Facility bears interest, at the Company's option, at the lesser of (a) a Base Rate, or (b) a Eurodollar Rate, both terms as defined in the Credit Agreement, plus, in either case, an agreed upon applicable margin. The applicable margin will be adjusted from time to time pursuant to a pricing grid based upon the Company's Total Debt to EBITDA ratio, as defined in the Credit Agreement, and varies between zero percent and 0.75% for Base Rate loans, and 0.75% and 1.75% for Eurodollar loans. In addition, if at any time, the Company's Senior Debt Ratio is greater than 2.5 to 1.0, the applicable margin for all loans will be increased by 0.25%.

     The Senior Credit Facility is guaranteed by substantially all of the Company's present and future subsidiaries. In addition, the Senior Credit Facility is secured by substantially all the personal property and a pledge of the stock, of substantially all the Company's present and future subsidiaries.

     The Credit Agreement contains certain financial covenants including, but not limited to, a Total Debt to EBITDA ratio, a Senior Debt to EBITDA ratio, a Fixed Charge Coverage ratio and an Interest Expense Coverage ratio, all terms as defined in the Credit Agreement. In addition, the Credit Agreement also limits the Company's ability to make acquisitions, purchase fixed assets above certain amounts, pay dividends, incur additional indebtedness and liens, make optional prepayments on certain subordinated indebtedness, make investments, loans or advances, enter into certain transactions with affiliates or enter into a merger, consolidation or sale of all or a substantial portion of the Company's assets. The Company is in compliance with all applicable covenants at December 31, 1997.

     The Company has entered into interest rate protection agreements (the "Agreements"), with commercial banks and investment banking institutions to reduce its exposure to fluctuations in variable interest rates. A summary of the Agreements outstanding as of December 31, 1997 is as follows:

NOTIONAL AMOUNT   FIXED RATE                 PERIOD
---------------   ----------   -----------------------------------
 (IN MILLIONS)
     $130            6.27%     April 1997      --   May 1998
       50            6.08      September 1997  --   September 2000
       50            6.06      September 1997  --   March 2000
       50            5.97      October 1997    --   April 1999
       50            6.02      October 1997    --   October 1999
       50            5.90      November 1997   --   November 1999
       50            5.91      November 1997   --   November 1999

     The Agreements effectively change the Company's interest rate paid on its floating rate long-term debt to a weighted average fixed rate of approximately 6.07% plus applicable margins imposed by the terms of the Credit Agreement at December 31, 1997.

     The Company has also entered into an additional interest rate protection agreement with effective dates beginning in the future (the "Forward Agreement"). This Forward Agreement provides continuing protection to fluctuations in variable interest rates as existing Agreements expire and as additional debt is drawn under the Delayed Draw Term Facility of the Senior Credit Facility. A summary of the Forward Agreement is as follows:

NOTIONAL AMOUNT   FIXED RATE           PERIOD
---------------   ----------   ----------------------
 (IN MILLIONS)
     $130           6.06%       May 1998 -- May 2001

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     This annual report includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended ("Forward Looking Statements"). All statements other than statements of historical fact included in this report, are Forward Looking Statements. Although the Company believes that the expectations reflected in such Forward Looking Statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, number of acquisitions and projected or anticipated benefits from acquisitions made by or to be made by the Company, or projections involving anticipated revenues, earnings, levels of capital expenditures or other aspects of operating results. All phases of the Company operations are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the Company and any one of which, or a combination of which, could materially affect the results of the Company's operations and whether Forward Looking Statements made by the Company ultimately prove to be accurate. Such important factors ("Important Factors") that could cause actual results to differ materially from the Company's expectations are disclosed in this section and elsewhere in this report. All subsequent written and oral Forward Looking Statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Important Factors described below that could cause actual results to differ from the Company's expectations.

     Competition. The solid waste collection and disposal business is highly competitive and requires substantial amounts of capital. The Company competes with numerous waste management companies, a number of which have significantly larger operations and greater resources than the Company. The Company also competes with those counties and municipalities that maintain their own waste collection and disposal operations. Forward Looking Statements assume that the Company will be able to effectively compete with the other waste management companies and municipalities.

     Availability of Acquisition Targets. The Company's ongoing acquisition program is a key element of its expansion strategy. In addition, obtaining landfill permits has become increasingly difficult, time consuming and expensive. There can be no assurance that the Company will succeed in obtaining landfill permits or locating appropriate acquisition candidates that can be acquired at price levels that the Company considers appropriate and that reflects historical prices. The Forward Looking Statements assume that a number of acquisition candidates and landfill properties sufficient to meet the Company's goals will be available for purchase and that the Company will be able to complete the acquisition at prices that the Company has experienced in the past two years.

     Integration. The Company's financial position and results of operations depend to a large extent on the integration of recently acquired businesses. The Forward Looking Statements assume that integration of acquired companies, including the internalization of waste, will require from three to nine months from the date the acquisition closes. Failure to achieve effective integration in the anticipated time period or at all could have an adverse effect on the Company's future results of operations.

     Ongoing Capital Requirements. To the extent that internally generated cash and cash available under the Company's existing credit facilities are not sufficient to provide the cash required for future operations, capital expenditures, acquisitions, debt repayment obligations and/or financial assurance obligations, the Company will require additional equity and/or debt financing in order to provide such cash. The Company has incurred significant debt obligations in the last two years, which entail substantial debt service costs. The Forward Looking Statements assume that the Company will be able to raise the capital necessary to finance such requirements at rates that are as good as or better than those it is currently experiencing. There can be no assurance, however, that such financing will be available or, if available, will be available on terms satisfactory to the Company.

     Economic Conditions. The Company's business is affected by general economic conditions. The Forward Looking Statements assume that the Company will be able to achieve internal volume and price growth which is not impacted by an economic downturn. As revenue of the Company continues to grow it is likely that the rates of internal growth will reflect growth rates which are less than those experienced in 1997. There can be no assurance that an economic downturn will not result in a reduction in the volume of waste being disposed of at the Company's operations and/or the price that the Company can charge for its services.

     Weather Conditions. Protracted periods of inclement weather may adversely affect the Company's operations by interfering with collection and landfill operations, delaying the development of landfill capacity and/or reducing the volume of waste generated by the Company's customers. In addition, particularly harsh weather conditions may result in the temporary suspension of certain of the Company's operations. The Forward Looking Statements do not assume that such weather conditions will occur.

     Dependence on Senior Management. The Company is highly dependent upon its senior management team. In addition, as the Company continues to grow, its requirements for operations management with waste industry experience will also increase. The availability of such experienced management is not known. The Forward Looking Statements assume that experienced management will be available when needed by the Company at compensation levels that are within industry norms. The loss of the services of any member of senior management or the inability to hire experienced operations management could have a material adverse effect on the Company.

     Influence of Government Regulation. The Company's operations are subject to and substantially affected by extensive federal, state and local laws, regulations, orders and permits, which govern environmental protection, health and safety, zoning and other matters. These regulations may impose restrictions on operations that could adversely affect the Company's results, such as limitations on the expansion of disposal facilities, limitations on or the banning of disposal of out-of-state waste or certain categories of waste or mandates regarding the disposal of solid waste. Because of heightened public concern, companies in the waste management business may become subject to judicial and administrative proceedings involving federal, state or local agencies. These governmental agencies may seek to impose fines or to revoke or deny renewal of operating permits or licenses for violations of environmental laws or regulations or to require remediation of environmental problems at sites or nearby properties, or resulting from transportation or predecessors' transportation and collection operations, all of which could have a material adverse effect on the Company. Liability may also arise from actions brought by individuals or community groups in connection with the permitting or licensing of operations, any alleged violations of such permits and licenses or other matters. The Forward Looking Statements assume that there will be no materially negative impact on the Company's operations due to government regulation.

     Potential Environmental Liability. The Company may incur liabilities for the deterioration of the environment as a result of its operations. Any substantial liability for environmental damage could materially adversely affect the operating results and financial condition of the Company. Due to the limited nature of the Company's insurance coverage of environmental liability, if the Company were to incur liability for environmental damage, its business and financial condition could be materially adversely affected. The Forward Looking Statements assume that the Company will not incur any material environmental liabilities other than those for which a provision has been recorded in the consolidated financial statements and disclosed in the notes thereto.

INFLATION AND PREVAILING ECONOMIC CONDITIONS

     To date, inflation has not had a significant impact on the Company's operations. Consistent with industry practice, most of the Company's contracts provide for a pass through of certain costs, including increases in landfill tipping fees and, in some cases, fuel costs. The Company therefore believes it should be able to implement price increases sufficient to offset most cost increases resulting from inflation. However, competitive factors may require the Company to absorb cost increases resulting from inflation. The Company is unable to determine the future impact of a sustained economic slowdown.

SEASONALITY

     The Company believes that its collection and landfill operations can be adversely affected by protracted periods of inclement weather which could delay the development of landfill capacity or transfer of waste and/or reduce the volume of waste generated.

ITEM 7.  SUPPLEMENTAL FINANCIAL STATEMENTS AND EXHIBITS

SUPPLEMENTAL FINANCIAL STATEMENTS INDEX

Report of Independent Public Accountants to Allied Waste
  Industries, Inc. .........................................   F-2
Supplemental Consolidated Balance Sheets of Allied Waste
  Industries, Inc. -- December 31, 1996 and 1997............   F-3
Supplemental Consolidated Statements of Operations of Allied
  Waste Industries, Inc. for the Three Years Ended December
  31, 1997..................................................   F-4
Supplemental Consolidated Statements of Stockholders' Equity
  of Allied Waste Industries, Inc. for the Three Years Ended
  December 31, 1997.........................................   F-5
Supplemental Consolidated Statements of Cash Flows of Allied
  Waste Industries, Inc. for the Three Years Ended December
  31, 1997..................................................   F-6
Notes to Supplemental Consolidated Financial Statements of
  Allied Waste Industries, Inc. ............................   F-7
Supplemental Condensed Consolidated Balance Sheets of Allied
  Waste Industries, Inc. -- December 31, 1997 and June 30,
  1998......................................................  F-30
Supplemental Condensed Consolidated Statements of Operations
  of Allied Waste Industries, Inc. for the Three Months and
  Six Months Ended June 30, 1997 and 1998...................  F-31
Supplemental Condensed Consolidated Statements of Cash Flows
  of Allied Waste Industries, Inc. for the Six Months Ended
  June 30, 1997 and 1998....................................  F-32
Notes to Supplemental Condensed Consolidated Financial
  Statements of Allied Waste Industries, Inc. ..............  F-33

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Allied Waste Industries, Inc.:

     We have audited the accompanying supplemental consolidated balance sheets of Allied Waste Industries, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related supplemental consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997 (restated for the 1998 business combinations which have been accounted for as pooling-of-interests, as described in Note 2). The supplemental consolidated financial statements give retroactive effect to the merger with American Disposal Services, Inc. on October 15, 1998, which has been accounted for as a pooling-of-interests as described in Note 2. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of American Disposal Services, Inc. included in the supplemental consolidated financial statements of Allied Waste Industries, Inc., which statements reflect total assets and revenues constituting 12 percent and 9 percent, respectively, in 1997, 5 percent and 9 percent, respectively, in 1996, and 15 percent and 5 percent, respectively, in 1995 of the related supplemental consolidated totals. These statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for American Disposal Services, Inc., is based solely upon the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allied Waste Industries, Inc. and its subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, after giving retroactive effect to the merger with American Disposal Services, Inc. as described in Note 2, all in conformity with generally accepted accounting principles.

                                                    ARTHUR ANDERSEN LLP

Phoenix, Arizona,
October 16, 1998.

                         ALLIED WASTE INDUSTRIES, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996          1997
                                                              ----------    ----------
ASSETS
Current Assets --
  Cash and cash equivalents.................................      70,015        32,298
  Accounts receivable, net of allowance of $8,391 and
     $8,992.................................................     139,842       195,297
  Prepaid and other current assets..........................      25,021        40,782
  Inventories...............................................       7,489         7,664
  Deferred income taxes.....................................       5,809         5,318
  Assets held for sale......................................     524,716            --
                                                              ----------    ----------
          Total current assets..............................     772,892       281,359
Property and equipment, net.................................     932,110     1,576,674
Goodwill, net...............................................     888,648     1,056,601
Other assets................................................      68,550       105,545
                                                              ----------    ----------
          Total assets......................................   2,662,200     3,020,179
                                                              ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities --
  Current portion of long-term debt.........................     562,706        61,565
  Accounts payable..........................................      88,777        91,752
  Accrued interest..........................................       4,910         8,050
  Other accrued liabilities.................................      74,045       109,471
  Unearned income...........................................      16,044        43,999
                                                              ----------    ----------
          Total current liabilities.........................     746,482       314,837
Long-term debt, less current portion........................   1,281,621     1,454,270
Convertible subordinated debt, net of discount, less current
  portion...................................................       1,706            --
Deferred income taxes.......................................      54,573        17,336
Accrued closure, post-closure and environmental costs.......     167,881       224,534
Other long-term obligations.................................      24,719        58,665
Commitments and contingencies
Stockholders' Equity --
  Preferred stock...........................................           1            --
  Common stock..............................................       1,501         1,752
  Additional paid-in capital................................     439,060       989,913
  Retained deficit..........................................     (55,344)      (41,128)
                                                              ----------    ----------
          Total stockholders' equity........................     385,218       950,537
                                                              ----------    ----------
          Total liabilities and stockholders' equity........   2,662,200     3,020,179
                                                              ==========    ==========

    The accompanying Notes to Supplemental Consolidated Financial Statements
                 are an integral part of these balance sheets.

                         ALLIED WASTE INDUSTRIES, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31,
                                                            ----------------------------------
                                                              1995        1996         1997
                                                            --------    --------    ----------
Revenues..................................................  $580,784    $619,548    $1,301,391
Cost of operations........................................   366,980     386,001       747,150
Selling, general and administrative expenses..............    97,031     102,416       169,219
Depreciation and amortization.............................    55,414      67,823       156,200
Acquisition related costs.................................     1,531      90,764         5,010
Unusual items.............................................        --       5,744            --
                                                            --------    --------    ----------
  Operating income (loss).................................    59,828     (33,200)      223,812
Interest income...........................................      (735)     (2,479)       (1,969)
Interest expense..........................................    20,443      21,347       106,092
Other income, net.........................................        --          --        (1,076)
                                                            --------    --------    ----------
  Income (loss) before income taxes.......................    40,120     (52,068)      120,765
Income tax expense........................................    10,904         354        40,153
                                                            --------    --------    ----------
  Income (loss) before extraordinary loss.................    29,216     (52,422)       80,612
Extraordinary loss due to early extinguishment of debt,
  net of income tax benefit...............................      (908)    (13,887)      (53,205)
                                                            --------    --------    ----------
  Net income (loss).......................................    28,308     (66,309)       27,407
Dividends on preferred stock..............................    (4,070)     (1,073)         (381)
Conversion fee on equity securities converted.............    (2,151)         --            --
                                                            --------    --------    ----------
  Net income (loss) available to common shareholders......  $ 22,087    $(67,382)   $   27,026
                                                            ========    ========    ==========
Basic EPS:
  Net income (loss) before extraordinary loss.............  $   0.21    $  (0.40)   $     0.51
  Extraordinary loss......................................     (0.01)      (0.11)        (0.34)
                                                            --------    --------    ----------
  Net income (loss).......................................  $   0.20    $  (0.51)   $     0.17
                                                            ========    ========    ==========
Weighted average common shares outstanding................   112,162     132,967       158,649
                                                            ========    ========    ==========
Diluted EPS:
  Net income (loss) before extraordinary loss.............  $   0.20    $  (0.40)   $     0.48
  Extraordinary loss......................................     (0.01)      (0.11)        (0.32)
                                                            --------    --------    ----------
  Net income (loss).......................................  $   0.19    $  (0.51)   $     0.16
                                                            ========    ========    ==========
Weighted average common and common equivalent shares
  outstanding.............................................   115,903     132,967       166,198
                                                            ========    ========    ==========

    The accompanying Notes to Supplemental Consolidated Financial Statements
                   are an integral part of these statements.

                         ALLIED WASTE INDUSTRIES, INC.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                            TOTAL
                                                                ADDITIONAL    RETAINED      STOCK-
                                         PREFERRED    COMMON     PAID-IN      EARNINGS     HOLDERS'
                                           STOCK      STOCK      CAPITAL      (DEFICIT)     EQUITY
                                         ---------    ------    ----------    ---------    --------
Balance December 31, 1994..............    $ 44       $1,005     $138,364     $ 17,701     $157,114
  Common stock issued, net.............      --          90        33,006           --       33,096
  Stock options and warrants
     exercised.........................      --           8         2,048           --        2,056
  Series C, Series D, 9% Cumulative
     Convertible, and $90 Cumulative
     Convertible preferred stock and
     convertible notes converted.......     (42)        124         6,523           --        6,605
  Dividends declared on preferred
     stock.............................      --          --            --       (4,070)      (4,070)
  Conversion fee on equity securities
     converted.........................      --          --            --       (2,151)      (2,151)
  Equity transactions of pooled
     companies.........................      --          --        16,153      (18,661)      (2,508)
  Net income...........................      --          --            --       28,308       28,308
                                           ----       ------     --------     --------     --------
Balance December 31, 1995..............       2       1,227       196,094       21,127      218,450
  Common stock issued, net.............      --         242       162,535           --      162,777
  Warrants issued......................      --          --        49,000           --       49,000
  Stock options and warrants
     exercised.........................      --          10         2,336           --        2,346
  9% Cumulative Convertible preferred
     stock and convertible notes
     converted.........................      (1)         21         5,465           --        5,485
  Dividends declared on preferred
     stock.............................      --          --        (1,073)          --       (1,073)
  Equity transactions of pooled
     companies.........................      --           1        24,703      (10,162)      14,542
  Net loss.............................      --          --            --      (66,309)     (66,309)
                                           ----       ------     --------     --------     --------
Balance December 31, 1996..............       1       1,501       439,060      (55,344)     385,218
  Common stock issued, net of issuance
     costs and cancellations...........      --         221       357,798           --      358,019
  Warrants repurchased.................      --          --       (49,000)          --      (49,000)
  Stock grant amortization.............      --          --           381           --          381
  Stock options and warrants
     exercised.........................      --          13         4,195           --        4,208
  9% Cumulative Convertible preferred
     stock and convertible notes
     converted.........................      (1)         17         2,174           --        2,190
  Dividends declared on preferred
     stock.............................      --          --          (381)          --         (381)
  Equity transactions of pooled
     companies.........................      --          --       235,686      (13,191)     222,495
  Net income...........................      --          --            --       27,407       27,407
                                           ----       ------     --------     --------     --------
Balance December 31, 1997..............    $ --       $1,752     $989,913     $(41,128)    $950,537
                                           ====       ======     ========     ========     ========

    The accompanying Notes to Supplemental Consolidated Financial Statements
                   are an integral part of these statements.

                         ALLIED WASTE INDUSTRIES, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31,
                                                         -------------------------------------
                                                           1995         1996          1997
                                                         ---------   -----------   -----------
Operating Activities --
  Net income (loss)....................................  $  28,308   $   (66,309)  $    27,407
  Adjustments to reconcile net income (loss) to cash
     provided by operating activities --
  Extraordinary loss on early extinguishment of debt...        908        22,828        21,549
  Provisions for:
     Depreciation and amortization.....................     55,414        67,823       156,200
     Closure and post-closure..........................      2,469         6,660         9,102
     Acquisition related costs.........................      1,531        90,764            --
     Unusual items.....................................         --         5,744            --
     Doubtful accounts.................................      2,194         2,871         4,228
     Accretion of senior discount notes................         --            --        22,764
     Deferred income taxes.............................      5,817         1,760       (37,994)
     Loss (gain) on sale of assets.....................        109         1,769        (7,250)
     Write-off intangible assets.......................        237            --            --
  Change in operating assets and liabilities, excluding
     the effects of purchase acquisitions --
  Accounts receivable, prepaid expenses, inventories
     and other.........................................    (13,500)      (34,173)      (84,209)
  Accounts payable, accrued liabilities, unearned
     income and other..................................     33,331       (26,520)       23,819
  Closure and post-closure costs.......................       (979)       (1,681)      (15,367)
                                                         ---------   -----------   -----------
Cash provided by operating activities..................    115,839        71,536       120,249
                                                         ---------   -----------   -----------
Investing Activities --
  Cost of acquisitions, net of cash acquired...........    (80,916)   (1,380,299)     (477,540)
  Capital expenditures.................................    (72,421)      (74,051)     (179,506)
  Capitalized interest.................................    (11,088)      (13,451)      (37,568)
  Proceeds from sale of assets.........................      2,518           940       530,120
  Increase in cash value of life insurance policies....       (272)           --            --
  Change in deferred acquisition costs and notes
     receivable........................................       (456)         (352)       (7,807)
                                                         ---------   -----------   -----------
Cash used for investing activities.....................   (162,635)   (1,467,213)     (172,301)
                                                         ---------   -----------   -----------
Financing activities --
  Net proceeds from sale and redemption of preferred
     stock.............................................       (316)           --            --
  Net proceeds from sale of common stock, and exercise
     of stock options and warrants.....................     30,915        48,119       329,019
  Proceeds from long-term debt, net of issuance
     costs.............................................    105,810     1,881,300     1,298,691
  Repayments of long-term debt.........................    (74,084)     (487,868)   (1,799,276)
  Repurchase of warrant................................         --            --       (49,000)
  Other long-term obligations..........................      7,955       (13,555)       12,931
  Dividends paid.......................................    (12,236)       (1,634)         (525)
  Equity transactions of pooled companies..............     (2,508)       14,542       222,495
                                                         ---------   -----------   -----------
Cash provided by financing activities..................     55,536     1,440,904        14,335
                                                         ---------   -----------   -----------
Increase (decrease) in cash and cash equivalents.......      8,740        45,227       (37,717)
Cash and cash equivalents, beginning of period.........     16,048        24,788        70,015
                                                         ---------   -----------   -----------
Cash and cash equivalents, end of period...............  $  24,788   $    70,015   $    32,298
                                                         =========   ===========   ===========

    The accompanying Notes to Supplemental Consolidated Financial Statements
                   are an integral part of these statements.

                         ALLIED WASTE INDUSTRIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Allied Waste Industries, Inc. ("Allied" or the "Company") is incorporated under the laws of the State of Delaware. Allied is a solid waste management company providing non-hazardous waste collection, transfer, recycling and disposal services in selected markets.

  Principles of consolidation and presentation --

     The consolidated financial statements include the accounts of Allied and its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. The consolidated financial statements and accompanying notes have been restated to reflect the significant number of acquisitions completed through June 30, 1998 accounted for as poolings-of-interests (See Note 2).

     Certain reclassifications have been made to the prior period financial statements to conform to the current presentation.

  Cash and cash equivalents --

     Cash equivalents are investments with original maturities of less than ninety days and are stated at quoted market prices. The cash and cash equivalents includes approximately $21.2 million of outstanding checks at December 31, 1997.

  Concentration of credit risk --

     Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and trade receivables. The Company places its cash and cash equivalents with high quality financial institutions and limits the amount of credit exposure to any one financial institution.

     The Company provides services to commercial and residential customers in the United States. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base. The Company performs ongoing credit evaluations of its customers, but does not require collateral to support customer receivables. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information.

  Inventory --

     Inventory is stated at the lower of cost (first-in, first-out method) or market and consists principally of equipment parts, materials and supplies.

  Property and equipment --

     Property and equipment are recorded at cost, which includes interest to finance the acquisition and construction of major capital additions during the development phase, primarily landfills and transfer stations, until they are completed and ready for their intended use. Depreciation is provided on the straight-line method over the estimated useful lives of buildings (30-40 years), vehicles and equipment (3-15 years), containers and compactors (5-10 years) and furniture and office equipment (3-8 years). The cost of landfill airspace, including original acquisition cost and incurred and projected landfill preparation costs, is amortized based on tonnage as landfill airspace is consumed. Management periodically reviews the realizability of its investment in operating landfills. Should events and circumstances indicate that any of the Company's landfills be reviewed for possible impairment, such review for recoverability will be made in accordance with Emerging Issues Task Force Discussion Issue ("EITF") 95-23. The EITF outlines how cash flows for environmental exit costs should be determined and measured.

                         ALLIED WASTE INDUSTRIES, INC.

     Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs which do not improve assets or extend their useful lives are charged to expense as incurred. For the three years ended December 31, 1997, maintenance and repair expenses charged to cost of operations were $36,587,000, $35,277,000 and $78,689,000, respectively. When property is retired, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized.

  Goodwill --

     Goodwill is the cost in excess of fair value of identifiable assets of acquired businesses and is amortized on a straight-line basis over 40 years. The Company continually evaluates whether events and circumstances have occurred subsequent to its acquisition, that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related business segment's discounted future cash flows over the remaining life of the goodwill in measuring whether the goodwill is recoverable. Goodwill amortization of $5,916,000, $5,185,000 and $26,580,000 is included in depreciation and amortization for the three years in the period ended December 31, 1997, respectively. Accumulated goodwill amortization was $17,249,000 and $43,829,000 at December 31, 1996 and 1997, respectively.

  Other assets --

     Other assets includes notes receivable, landfill closure deposits, deferred charges and miscellaneous non-current assets. Deferred charges include costs incurred to acquire businesses and to obtain equity and debt financing. Upon consummation of an acquisition, deferred costs relating to acquired businesses accounted for as purchases are allocated to goodwill or landfill airspace while costs relating to acquired businesses accounted for as poolings-of-interests are expensed. Direct costs related to acquisitions under evaluation are capitalized and reviewed for realization on a periodic basis. These costs are expensed when management determines that the capitalized costs provide no future benefit. Upon funding of equity and debt offerings, deferred costs are charged to additional paid-in capital or are capitalized as debt issuance costs and amortized using the interest method over the life of the related debt. Miscellaneous assets include consulting and non-competition agreements which are being amortized in accordance with the terms of the respective agreements and contracts, not exceeding 5 years.

  Accrued closure and post-closure costs --

     Accrued closure and post-closure costs represent an estimate of the current value of the future obligation associated with closure and post-closure monitoring of non-hazardous solid waste landfills currently owned and/or operated by the Company. Site specific closure and post-closure engineering cost estimates are prepared annually for landfills owned and/or operated by the Company for which it is responsible for closure and post-closure. The present value of estimated future costs are accrued based on accepted tonnage as landfill airspace is consumed. Discounting of future costs is applied where the Company believes that both the amounts and timing of related payments are reliably determinable. The Company periodically updates its estimates of future closure and post-closure costs. The impact of changes determined to be changes in estimates are accounted for on a prospective basis.

  Environmental costs --

     Allied accrues for costs associated with environmental remediation obligations when such costs are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental

                         ALLIED WASTE INDUSTRIES, INC.

remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded when their receipts are deemed probable.

  Other long-term obligations --

     Other long-term obligations include non-competition agreements with former owners of acquired companies and deferred royalty obligations. Guaranteed minimum royalty obligations are recorded upon acquisition of the related asset whereas royalty obligations dependent upon future waste accepted at landfills are expensed as earned.

  Revenue --

     Advance billings are recorded as unearned income, and revenue is recognized as income when services are provided.

  Acquisition related costs --

     In connection with the 1996 acquisition of substantially all of the non-hazardous solid waste management business conducted by Laidlaw Inc. (the "Laidlaw Acquisition"), the Company incurred approximately $84.6 million in charges primarily associated with the acquisition, which include approximately $51.5 million of environmental related matters for incremental closure and post-closure measures, remediation activities and litigation costs, expected to be disbursed over the next 30 years, $18.4 million of asset impairments and abandonments consisting of $10.8 million related to over 50 noncompetition agreements in several markets where the counterparty no longer poses a significant threat, $4.8 million for discontinued facilities and $2.8 million for market development activities no longer being pursued, and $14.7 million of acquisition liabilities.

     For the three years ended December 31, 1997, costs were $1.5 million, $6.2 million and $5.0 million, respectively, for transaction and integration costs directly related to acquisitions accounted for using the pooling-of-interests method for business combinations.

  Unusual items --

     In December 1996 the Company recorded $5.7 million in unusual charges including $2.0 million in connection with the ongoing investigation and remediation of the Company's Norfolk landfill and $3.7 million of other non-recurring valuation adjustments.

  Other income, net --

     The Company recorded approximately $1.1 million of other income, comprised of a $5.6 million gain on sale of assets to USA Waste in the fourth quarter of 1997, net of a charge of approximately $4.5 million in connection with the abandonment of certain collection and transfer operations.

  Extraordinary loss --

1995:

     In 1995, the Company recognized an extraordinary charge of approximately $1.4 million ($908,000 net of income tax benefit) representing unamortized deferred debt issuance costs related to refinanced obligations.

1996:

     In May 1996, the Company recognized an extraordinary charge of approximately $0.8 million ($476,000 net of income tax benefit) representing unamortized deferred debt issuance costs related to refinanced obligations.

                         ALLIED WASTE INDUSTRIES, INC.

     In July 1996, the Company completed a tender offer (the "Tender Offer") and purchased substantially all of its $100 million 12% Senior Subordinated Notes due 2004 (the "1994 Notes") at the redemption price of $1,157.50 per $1,000 note. An extraordinary charge to earnings related to the Tender Offer of approximately $18.4 million ($11.0 million net of income tax benefit) was charged to earnings in the third quarter of 1996. The Company also received a consent from a majority of the holders of the 1994 Notes to eliminate all substantive financial covenants associated with the remaining 1994 Notes.

     In December 1996, the Company refinanced its $300 million senior revolving credit facility with the proceeds from the senior credit facility related to the Laidlaw Acquisition and recognized an extraordinary charge of approximately $4.0 million ($2.4 million net of income tax benefit).

1997:

     In May 1997, the Company repurchased (the "Repurchase") from Laidlaw Inc. ("Laidlaw") and Laidlaw Transportation, Inc. (collectively, the "Laidlaw Group") for $230 million in cash, the $150 million 7% Junior Subordinated Debenture ($81.6 million book value), the $168.3 million Zero Coupon Debenture ($34.9 million book value, collectively the "Allied Debentures") and the warrant to purchase 20.4 million shares of the Company's common stock, $0.01 par value (the "Common Stock") ($49.0 million book value, the "Warrant"), issued as partial consideration for the Laidlaw Acquisition. An extraordinary charge of approximately $65.7 million ($39.4 million net of income tax benefit) related to the Repurchase was recorded in the second quarter of 1997.

     During June 1997, the Company replaced its Credit Facility (see Note 5) with the Credit Agreement (see Note 5) and recognized an extraordinary charge of approximately $21.6 million ($13.0 million net of income tax benefit) related to prepayment penalties and the write-off of previously deferred debt issuance costs.

     In September 1997, the Company sold 18.6 million shares of common stock with net proceeds of approximately $327.4 million (the "Equity Offering"). In October, the Company used $203 million of the net proceeds to retire a portion of the Term Loan Facility (see Note 5) of the Credit Agreement (see Note 5), $71 million to repay the entire amount outstanding on the Revolving Credit Facility (see Note 5). As a result of the early repayment of debt outstanding under the Term Loan Facility, the Company recognized an extraordinary charge of approximately $1.3 million ($0.8 million net of income tax benefit) related to the write-off of previously deferred debt issuance costs in the third quarter of 1997.

                         ALLIED WASTE INDUSTRIES, INC.

  Statements of cash flows --

     The supplemental cash flow disclosures and non-cash transactions for the three years ended December 31, 1997 are as follows (in thousands):

                                                          YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                       1995        1996        1997
                                                      -------    --------    --------
Supplemental Disclosures --
  Interest paid.....................................  $27,876    $ 36,392    $121,537
  Income taxes paid.................................    4,241       6,727      17,175
Non-Cash Transactions --
  Common stock, preferred stock or warrants issued
     in acquisitions, as commissions, or contributed
     to 401(k) plan.................................  $   754    $164,764    $ 73,570
  Capital leases....................................   21,659      19,094      38,693
  Debt and liabilities incurred or assumed in
     acquisitions...................................   14,434     214,451     207,806
  Debt converted to common stock....................    6,802       5,485       2,265
  Dividends and interest paid, and conversion fee on
     debt and equity securities converted paid in
     common stock...................................    3,490          --          --
  Non-cash purchase and sale of operating
     businesses.....................................       --          --     181,434

  Use of estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Final settlement amounts could differ from those estimates.

  Interest rate protection agreements --

     Interest rate protection agreements are used to reduce interest rate risks and interest costs of the Company's debt portfolio. The Company enters into these agreements to change the fixed/variable interest rate mix of the portfolio to reduce the Company's aggregate exposure to increases in interest rates. The Company does not hold or issue derivative financial instruments for trading purposes. Hedge accounting treatment is applied to interest rate derivative contracts that are designated as hedges of specified debt positions. Amounts payable or receivable under interest rate swap agreements are recognized as adjustments to interest expense in the periods in which they accrue. Net premiums paid for derivative financial instruments are deferred and recognized ratably over the life of the instruments. Under hedge accounting treatment, current period income is not affected by the increase or decrease in the fair market value of derivative instruments as interest rates change and these instruments are not reflected in the financial statements at fair market value. Early termination of a hedging instrument does not result in recognition of immediate gain or loss except in those cases when the debt instruments to which a contract is specifically linked is terminated.

  Fair value of financial instruments --

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments". The Company's Financial Instruments as defined by SFAS No. 107 include cash, money market funds, accounts receivable, accounts payable and long-term debt. The estimated fair value amounts have been determined by the Company at December 31, 1997 using available market

                         ALLIED WASTE INDUSTRIES, INC.

information and valuation methodologies described below. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates may not be indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or valuation methodologies could have a material effect on the estimated fair value amounts.

     The carrying value of cash, money market funds, accounts receivable and accounts payable approximate fair values due to the short-term maturities of these instruments.

  Stock-based compensation plans --

     The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, ("APB No. 25"). Effective in January 1, 1996, the Company adopted the disclosure option of SFAS No. 123, "Accounting for Stock-based Compensation." SFAS No. 123 requires that companies, which do not elect to account for stock-based compensation as prescribed by the statement, disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted. Additionally, certain other disclosures with respect to stock compensation and the related assumptions are used to determine the pro forma effects of SFAS No. 123.

  Accounting pronouncements not yet required to be adopted --

     During 1997, the Financial Accounting Standards Board issued SFAS No. 130 "Reporting Comprehensive Income" and SFAS 131 "Disclosures About Segments of an Enterprise and Related Information." The new statements are effective for fiscal years beginning after December 15, 1997 and are not expected to have a material impact on the Company's financial statements.

2.  BUSINESS COMBINATIONS

     Acquisitions accounted for as purchases are reflected in the results of operations since the date of purchase in Allied's consolidated financial statements. The results of operations for acquisitions accounted for as poolings-of-interests are included in Allied's consolidated financial statements for all periods presented. The final determination of the cost, and the allocation thereof, of certain of the Company's acquisitions is subject to resolution of certain contingencies. Once such contingencies are achieved, the purchase price is adjusted. Certain shares issued in connection with business acquisitions have been valued taking into consideration certain restrictions placed on the stock.

     On December 30, 1996, the Company completed the acquisition of substantially all of the non-hazardous solid waste management business conducted by Laidlaw in the United States and Canada, for total consideration of approximately $1.5 billion comprised of cash, common stock, a warrant to acquire common stock, and subordinated debentures. The cash consideration was financed from the proceeds of the Senior Credit Facility (see Note 5) and the sale of the 1996 Notes (see Note 5).

                         ALLIED WASTE INDUSTRIES, INC.

     The following table reflects the allocation of purchase price for the Laidlaw Acquisition, giving effect to the Canadian Sale (see Note 3) (in thousands):

Current assets..............................................  $  70,137
Property and equipment......................................    353,793
Goodwill....................................................    757,200
Non-current assets..........................................      2,550
Current liabilities.........................................    (88,759)
Long-term debt..............................................     (4,019)
Other long-term obligations.................................   (106,648)
                                                              ---------
          Total net assets..................................  $ 984,254
                                                              =========

     The following table summarizes acquisitions for the three years ended December 31, 1997, excluding the Laidlaw Acquisition:

                                                    1995         1996          1997
                                                 ----------   ----------    -----------
Number of businesses acquired accounted for as:
  Poolings-of-interests........................           5            5              9
  Purchases....................................          16           32             54
Total consideration (in millions)..............  $     97.3   $    148.9    $     911.0
Shares of common stock issued:.................   4,000,040    8,924,374(1)   9,376,861(2)

---------------
(1) Includes 774,794 shares of contingently issuable common stock.

(2) Includes 359,516 shares of contingently issuable common stock.

     Through October 15, 1998, the Company acquired fifteen companies in transactions accounted for as pooling-of-interests. These supplemental financial statements have been restated to include historical operating results of 13 of these companies; the effect of the other two companies was not significant.

     American Disposal Services, Inc., acquired in 1998 and included in these restated supplemental financial statements, has not been audited by Arthur Andersen LLP for the years ended December 31, 1997, 1996 and 1995. This company was audited by other auditors and reflects total assets and revenues constituting 12 percent and 9 percent, respectively, in 1997, 5 percent and 9 percent, respectively, in 1996, and 15 percent and 5 percent, respectively, in 1995, of the related Supplemental Consolidated totals.

                         ALLIED WASTE INDUSTRIES, INC.

     Revenues and net income have been restated for acquisitions accounted for as poolings-of-interests as presented in the following table (in thousands):

                                           ALLIED
                                           BEFORE
                                          POOLING         1997        1998      ALLIED, AS
                                        ACQUISITIONS    POOLINGS    POOLINGS     RESTATED
                                        ------------    --------    --------    ----------
Year ended December 31, 1997
  Revenues............................    $841,513      $33,515     $426,363    $1,301,391
  Net income..........................         358           54       26,995        27,407
Year ended December 31, 1996
  Revenues............................     246,679       45,006      327,863       619,548
  Net income (loss)...................     (79,427)      (1,155)      14,273       (66,309)
Year ended December 31, 1995
  Revenues............................     217,544       44,699      318,541       580,784
  Net income..........................      12,381          749       15,178        28,308

  Unaudited pro forma statement of operations data --

     The following table compares, for the year ended December 31, 1996 and 1997, reported consolidated results of operations to unaudited pro forma consolidated data as if all of the companies acquired in 1996 and 1997 accounted for using the purchase method for business combinations were acquired as of January 1, 1996 (in thousands, except per share data):

                                              1996                       1997
                                     ----------------------    ------------------------
                                     REPORTED    PRO FORMA      REPORTED     PRO FORMA
                                     --------    ----------    ----------    ----------
Revenues...........................  $619,548    $1,394,083    $1,301,391    $1,452,763
Operating income (loss)............   (33,200)       84,505       223,812       252,461
Net income (loss) before
  extraordinary loss...............   (52,422)      (54,886)       80,612        87,141
Net income (loss)..................   (66,309)      (68,773)       27,407        33,936
Net income (loss) to common
  shareholders.....................   (67,382)      (69,846)       27,026        33,555
Net income (loss) per common share
  before extraordinary
  loss -- basic....................     (0.40)        (0.37)         0.51          0.54
Net income (loss) per common share
  before extraordinary
  loss -- diluted..................     (0.40)        (0.37)         0.48          0.51
Net income (loss) per common
  share -- basic...................     (0.51)        (0.46)         0.17          0.21
Net income (loss) per common
  share -- diluted.................     (0.51)        (0.46)         0.16          0.20

     This data does not purport to be indicative of the results of operations of Allied that might have occurred nor which might occur in the future.

3.  ASSETS HELD FOR SALE

     During March 1997, the Company completed the sale of the Company's Canadian non-hazardous solid waste management operations (the "Canadian Sale") for approximately $518 million in cash and sold certain non-core medical waste assets for approximately $6.7 million. No gain or loss was recorded on either sale.

                         ALLIED WASTE INDUSTRIES, INC.

     During the period from January 1, 1997 through March 16, 1997, the date of sale, the Company excluded from consolidated statements of operations and included in net assets held for sale at December 31, 1996, is $5.8 million of income from operations and $9.6 million of interest expense attributable to the Canadian operations.

     At December 31, 1996, the net assets held for sale are classified as current assets in the consolidated balance sheet and are summarized as follows (in thousands):

Cash........................................................  $    628
Accounts receivable, net....................................    43,104
Other current assets........................................     6,402
Property and equipment, net.................................   165,622
Goodwill....................................................   349,192
Other long-term assets......................................    13,099
Current liabilities.........................................   (31,338)
Long-term liabilities.......................................   (21,993)
                                                              --------
Total net assets............................................  $524,716
                                                              ========

4.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1996 and 1997 was as follows (in thousands):

                                                                1996          1997
                                                              ---------    ----------
Land and improvements.......................................     54,792       128,986
Land held for permitting as landfills(1)....................     66,070        79,253
Landfills...................................................    432,329       918,179
Buildings and improvements..................................     88,219       143,714
Vehicles and equipment......................................    295,094       455,324
Containers and compactors...................................    226,651       190,947
Furniture and office equipment..............................     20,859        13,819
                                                              ---------    ----------
                                                              1,184,014     1,930,222
Accumulated depreciation and amortization...................   (251,904)     (353,548)
                                                              ---------    ----------
                                                                932,110     1,576,674
                                                              =========    ==========

---------------
(1) These properties have been approved for use as landfills, and the Company is currently in the process of obtaining the necessary permits.

                         ALLIED WASTE INDUSTRIES, INC.

5.  LONG-TERM DEBT

     Long-term debt at December 31, 1996 and 1997 consists of the following (in thousands):

  To related parties --

                                                                1996       1997
                                                              --------    -------
Unsecured notes payable to former stockholders, net of
  discount, interest at an effective rate of 14%............  $110,747    $    --
Notes payable to former stockholders, interest only payments at rates ranging from 9% to the bank's prime rate plus 1%,
  due on demand.............................................     1,689      5,189
Unsecured notes to related parties, interest only payments
  at rates ranging from 5.74% to the bank's prime rate plus
  1%, due on demand.........................................     3,647      5,459
Unsecured notes payable to stockholders, interest at 12%....     1,862      1,726
                                                              --------    -------
                                                               117,945     12,374
     Current portion........................................       136        154
                                                              --------    -------
                                                              $117,809    $12,220
                                                              ========    =======

     In connection with the Laidlaw Acquisition, a subsidiary of the Company issued a $150 million 7% junior subordinated debenture and a $168.3 million zero coupon debenture recorded at a net discounted amount of $77.5 million and $33.2 million, respectively, at December 31, 1996. The debentures were repaid during 1997 with the proceeds from the Senior Discount Notes.

     The $2.0 million notes payable to related parties were issued in April 1995 in accordance with an agreement to acquire certain real estate. This agreement was executed by one of the Company's subsidiaries prior to the Company's acquisition of the subsidiary. The agreement required the payment of an aggregate of $5.6 million to the previous owners upon issuance of a permit to operate a landfill. Subsequent to execution of this agreement, certain previous owners became stockholders of the Company. These notes bear interest at 12% per annum with monthly principal and interest payments through maturity in May 1999 and are guaranteed by the Company.

  To unrelated parties --

                                                                 1996          1997
                                                              ----------    ----------
Senior credit facilities, weighted average interest at
  10.03% and 7.5% at December 31, 1996 and 1997,
  respectively..............................................  $  975,000    $  438,000
Senior subordinated notes, interest at 10.25% at December
  31, 1996 and 1997, unsecured..............................     525,010       525,000
Senior discount notes, interest at 11.3%....................          --       254,690
Notes payable to banks, finance companies and individuals,
  weighted average interest rate of 7.5% and 8.6% at
  December 31, 1996 and 1997, respectively and principal
  payable through 2014, secured by vehicles, equipment, real estate, accounts receivable or stock of certain
  subsidiaries..............................................     146,583       184,523
Notes payable to individuals and a commercial company,
  interest at 5%-12%, principal and interest payable through
  2006, unsecured...........................................      12,383        30,247
Obligations under capital leases of vehicles and equipment,
  weighted average interest at 9.6% and 7.8% at December 31,
  1996, and 1997, respectively, payable monthly.............      67,350        71,001
                                                              ----------    ----------
                                                               1,726,326     1,503,461
     Current portion........................................     562,514        61,411
                                                              ----------    ----------
                                                              $1,163,812    $1,442,050
                                                              ==========    ==========

                         ALLIED WASTE INDUSTRIES, INC.

     In connection with the Laidlaw Acquisition, the Company and Allied Waste North America, Inc., a wholly owned subsidiary of the Company ("Allied NA"), executed a $1.275 billion credit agreement (the "Credit Facility"). The Credit Facility was comprised of (i) a $300 million revolving credit facility; (ii) a $475 million 5.5 year senior term loan; (iii) a $100 million 6.5 year Amortization Extended Term Loan AXEL(TM)A; (iv) a $200 million 7.5 year AXEL(TM)B; and (v) a $200 million 8.5 year AXEL(TM)C. In connection with the Canadian Sale, Allied paid approximately $517 million of the Credit Facility. Payments were made on a pro rata basis between the term loan and each of the AXEL traunches as provided by the Credit Facility.

     In June 1997, the Company repaid the Credit Facility and entered into an Amended and Restated Credit Agreement (the "Credit Agreement"). The Credit Agreement provides a six and one-half year senior secured $500 million term loan facility (the "Term Loan Facility") and a six and one-half year senior secured $400 million revolving credit facility (the "Revolving Credit Facility" and together with the Term Loan Facility, the "Senior Credit Facility"). Principal payments on the Term Loan Facility are payable quarterly, beginning in September 1997 and increase from $10 million to $100 million per annum through maturity in December 2003. Principal under the Revolving Credit Facility is due upon maturity. The Senior Credit Facility bears interest at the lesser of (a) a Base Rate, or (b) a Eurodollar Rate, both terms as defined in the Credit Agreement, plus, in either case, an applicable margin. The applicable margin will be adjusted from time to time pursuant to a pricing grid based upon the Company's Total Debt to EBITDA ratio, as defined in the Credit Agreement, and varies between zero percent and 0.75% for Base Rate loans, and 0.75% and 1.75% for Eurodollar loans. In addition, if at any time the Company's Senior Debt Ratio is greater than 2.5 to 1.0, the applicable margin for all loans will be increased by 0.25%.

     On September 30, 1997, the Company repaid $203 million on the Term Loan Facility and $71 million outstanding on the Revolving Credit Facility. In connection with this repayment, the Company amended the Credit Agreement (the "Amendment") in October 1997. The Amendment expanded the Senior Credit Facility to $1.1 billion from $900 million by increasing the Revolving Credit Facility from $400 million to $600 million and by adding a $200 million delayed draw term facility (the "Delayed Draw Term Facility"), after giving effect to the repayment of $203 million on the Term Loan Facility on September 30, 1997. The Revolving Credit Facility includes a $250 million sublimit for the issuance of letters of credit (increased from $175 million at September 30, 1997). Interest rates were not changed in connection with the Amendment.

     In connection with the Laidlaw Acquisition, Allied NA issued $525 million of 10.25% Senior Subordinated Notes due 2006 (the "1996 Notes") in a Rule 144A offering which was subsequently registered with the Securities and Exchange Commission. Net proceeds from the sale of the 1996 Notes, after the underwriting discounts and other expenses, were approximately $509 million. The net proceeds were used to pay a portion of the cash purchase price of the Laidlaw Acquisition, repay amounts outstanding under the Company's previous $300 million credit facility, fund certain acquisitions and for general corporate purposes. The 1996 Notes cannot be redeemed until December 1, 2001, except under certain circumstances. Prior to December 1, 2001, the 1996 Notes are subject to redemption, at the option of Allied NA, at prices specified in the indenture. At any time prior to December 1, 1999, up to 33% of principal amount of the 1996 Notes will be redeemable, at the option of Allied NA, from the proceeds of one or more public offerings of capital stock by the Company at a redemption price of 110.25% of principal amount, plus accrued interest. The 1996 Notes are guaranteed by the Company and substantially all of Allied NA's subsidiaries, the guarantees of which are expressly subordinated to the guarantees of Allied NA's Senior Credit Facility.

     In May 1997, Allied issued $418 million aggregate face amount of senior discount notes in a private offering (the "Senior Discount Notes"). The Senior Discount Notes were issued at a discount of principal amount and, unless certain provisions are triggered, there will be no periodic cash payments of interest before June 1, 2002. Thereafter, the Senior Discount Notes will accrue cash interest at the rate of 11.30% per annum, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 2002. Allied

                         ALLIED WASTE INDUSTRIES, INC.

completed an exchange offer for the Senior Discount Notes on December 16, 1997. The Senior Discount Notes cannot be redeemed until December 1, 2001, except under certain circumstances. Prior to June 1, 2000, up to 33% of principal amount of Senior Discount Notes will be redeemable, at the option of Allied, from the proceeds of one or more public offerings of capital stock by Allied at a redemption premium to their accreted value, plus accrued interest.

  Convertible subordinated debt --

                                                               1996
                                                              ------
Senior Convertible Subordinated Debentures, unsecured.......  $  975
Convertible note payable to an individual, unsecured........     787
                                                              ------
                                                               1,762
     Current portion........................................      56
                                                              ------
                                                              $1,706
                                                              ======

     The Senior Convertible Subordinated Debentures bear interest at 8.5% per annum payable semi-annually, with principal payable in 2002. The debentures are convertible into Allied common shares at $6.00 per share. Warrants to purchase 195,000 common shares at $6.00 per share were issued in connection with the sale of the debentures. In 1997, this debt was converted into 162,500 shares of common stock.

     The 8% Convertible note payable to an individual was payable quarterly through September 1996. Beginning October 1996, principal and interest was payable in equal monthly installments through October 2006. The note is convertible into Allied common stock at $10.00 per share during the period of January 1997 to December 1998. In 1997, this debt was converted into 75,494 shares of common stock.

  Future maturities of long-term debt --

     Aggregate future maturities of long-term debt outstanding at December 31, 1997 (in thousands):

                          MATURITY                               1997
                          --------                            ----------
1998........................................................  $   61,565
1999........................................................      75,118
2000........................................................      89,242
2001........................................................      88,564
2002........................................................     106,912
Thereafter..................................................   1,094,434
                                                              ----------
                                                              $1,515,835
                                                              ==========

                         ALLIED WASTE INDUSTRIES, INC.

     Future payments under capital leases, the principal amounts of which are included above in future maturities of long-term debt, are as follows at December 31, 1997 (in thousands):

                                                              1997
                                                --------------------------------
                   MATURITY                     PRINCIPAL    INTEREST     TOTAL
                   --------                     ---------    --------    -------
1998..........................................   $17,239     $ 5,508     $22,747
1999..........................................    15,216       4,150      19,366
2000..........................................    11,902       3,015      14,917
2001..........................................    12,041       1,994      14,035
2002..........................................    12,775         881      13,656
Thereafter....................................     1,828         456       2,284
                                                 -------     -------     -------
                                                 $71,001     $16,004     $87,005
                                                 =======     =======     =======

  Fair value of debt --

     The Company's 1996 Notes had a fair value of $548.6 million and $577.5 million at December 31, 1996 and 1997, respectively, based upon quoted market prices. The convertible subordinated debt has a fair value of approximately $2.4 million based upon the conversion features of the related instruments and market price of the Company's common stock at December 31, 1996. The fair value of the Zero Coupon Debenture and 7% Debenture approximates book value at December 31, 1996 due to the short passage of time since their origination. The Company's Senior Discount Notes had a value of $292.6 million at December 31, 1997 based upon quoted market prices. Management believes the carrying value of all remaining long-term debt approximates fair value.

  Interest rate protection agreements --

     The Company has entered into interest rate protection agreements (the "Agreements"), with reputable national commercial banks and investment banking institutions to reduce its exposure to fluctuations in variable interest rates. A summary of the Agreements outstanding as of December 31, 1997 is as follows:

NOTIONAL AMOUNT   FIXED RATE               PERIOD
---------------   ----------   -------------------------------
 (IN MILLIONS)
     $130            6.27%          April 1997-- May 1998
       50            6.08      September 1997-- September 2000
       50            6.06       September 1997-- March 2000
       50            5.97         October 1997-- April 1999
       50            6.02         October 1997-- October 1999
       50            5.90        November 1997-- November 1999
       50            5.91        November 1997-- November 1999

     The Agreements effectively change the Company's interest rate paid on its floating rate long-term debt to a weighted average fixed rate of approximately 6.07% plus applicable margins imposed by the terms of the Credit Agreement at December 31, 1997. The fair value of the Agreements as of December 31, 1997 was approximately $1.5 million, which reflects the estimated amounts that the Company would pay to terminate the Agreements based on quoted market prices of comparable contracts as of December 31, 1997.

     The Company has also entered into an additional interest rate protection agreement with effective dates beginning in the future (the "Forward Agreement"). This Forward Agreement provides continuing protection to fluctuations in variable interest rates as existing Agreements expire and as additional debt is drawn under

                         ALLIED WASTE INDUSTRIES, INC.

the Delayed Draw Term Facility of the Senior Credit Facility. A summary of the Forward Agreement is as follows:

NOTIONAL AMOUNT   FIXED RATE           PERIOD
---------------   ----------   ----------------------
 (IN MILLIONS)
     $130            6.06%      May 1998 -- May 2001

  Debt covenants --

     The Company's Senior Credit Facility, the 1996 Notes and the Senior Discount Notes, contain warranties and covenants, requiring the maintenance of certain tangible net worth, debt to equity, and cash flow to debt ratios. Additionally, these covenants limit among other things, the ability of the Company to incur additional secured indebtedness, make acquisitions and purchase fixed assets above certain amounts, transfer or sell assets, pay dividends except on certain preferred stock, make optional payments on certain subordinated indebtedness or make certain other restricted payments, create liens, enter into certain transactions with affiliates or consummate a merger, consolidation or sale of all or substantially all of its assets. At December 31, 1997, Allied was in compliance with all applicable covenants.

     Substantially all subsidiaries of the Company are jointly and severally liable for the obligations under the 1997 Notes and the Senior Credit Facility through unconditional guarantees issued by the subsidiaries which are all, except in one minor case, wholly-owned by the Company. No significant restrictions exist regarding the ability of the subsidiary companies to pay dividends or make loans or advances to Allied.

6.  CLOSURE, POST-CLOSURE AND ENVIRONMENTAL COSTS

  Closure and post-closure costs --

     The net present value of the closure and post-closure commitment is calculated assuming inflation of 2.5% and a risk-free capital rate of 7.0%. Discounted amounts previously recorded are accreted to reflect the effects of the passage of time. The Company's current estimate of total future payments for closure and post-closure, in accordance with Subtitle D, is $1.3 billion, as shown below, while the present value of such estimate is $326.7 million. At December 31, 1996 and 1997, accruals for landfill closure and post-closure costs (including costs assumed through acquisitions) were approximately $122.9 million and $162.0 million, respectively. The accruals reflect relatively young landfills whose estimated remaining lives, based on current waste flows, range from 1 to over 75 years, with an estimated average remaining life of greater than 30 years.

     The Company's estimate of total future payments for closure and post-closure liabilities for currently owned and operated landfills is as follows (in thousands):

1998.............................................  $   22,798
1999.............................................      18,937
2000.............................................      13,673
2001.............................................      16,272
2002.............................................      24,990
Thereafter.......................................   1,206,988
                                                   ----------
                                                   $1,303,658
                                                   ==========

  Environmental costs --

     In connection with the Laidlaw Acquisition, Allied engaged an independent environmental consulting firm to assist in conducting an environmental assessment of the real property owned by subsidiaries acquired from Laidlaw or other third-parties, and properties under the management of companies acquired from

                         ALLIED WASTE INDUSTRIES, INC.

Laidlaw. Several contaminated landfills and other properties were identified, two of which are owned by subsidiaries of the Company, that would require those subsidiaries to incur costs for incremental closure and post-closure measures, remediation activities and litigation costs. The costs of performing the investigation, design, remediation and the allocation of responsibility to the subsidiaries of Allied vary significantly between sites. Based on information available to the Company, Allied recorded a provision of $51.5 million for environmental matters at sites acquired from Laidlaw, including closure and post-closure costs, in the 1996 statement of operations and expects these amounts to be disbursed over the next 30 years.

     The ultimate amounts for environmental liabilities cannot be determined and estimates of such liabilities made by the Company, after consultation with its independent environmental engineers, require assumptions about future events due to a number of uncertainties including the extent of the contamination, the appropriate remedy, the financial viability of other potentially responsible parties and the final apportionment of responsibility among the potentially responsible parties. Where the Company has concluded that its estimated share of potential liabilities is probable, a provision has been made in the consolidated financial statements. Since the ultimate outcome of these matters may differ from the estimates used in the Company's assessment to date, the recorded liabilities will be periodically evaluated as additional information becomes available to ascertain that the accrued liabilities are adequate. The Company has determined that the recorded liability for environmental matters as of December 31, 1996 and 1997 of approximately $45.0 million and $62.5 million, respectively, represents the most probable outcome of these contingent matters. The Company does not expect that adjustments to estimates, which are reasonably possible in the near term and that may result in changes to recorded amounts, will have a material effect on the Company's consolidated liquidity, financial positions or results of operations.

7.  STOCKHOLDERS' EQUITY

     The authorized, issued and outstanding shares of the Company's classes of capital stock were as follows:

                                                                  ISSUED AND OUTSTANDING
                                  LIQUIDATION                        AT DECEMBER 31,
                                  PREFERENCE     AUTHORIZED     --------------------------
                                   PER SHARE       SHARES          1996           1997
                                  -----------    -----------    -----------    -----------
Preferred stock, $.10 par --
  Series C Convertible..........    $   10           800,000             --             --
  Series D Convertible..........        15           267,000             --             --
  Series E Convertible..........     5,000             3,000             --             --
  9% Cumulative Convertible.....     1,000            30,000             --             --
  $90 Cumulative Convertible....     1,000            20,000             --             --
  7% Cumulative Convertible.....     1,000           100,000          9,907             --
Common stock, $.01 par, net of
  570,048 treasury shares.......        --       200,000,000    150,064,494    175,167,134

                         ALLIED WASTE INDUSTRIES, INC.

     Dividends declared and accrued on the Company's classes of preferred stock were as follows:

                                                 DIVIDENDS DECLARED         ACCRUED
                                                 FOR THE YEARS ENDED      DIVIDENDS AT
                                                    DECEMBER 31,          DECEMBER 31,
                                               -----------------------    ------------
                                                1995     1996     1997    1996    1997
                                               ------   ------    ----    ----    ----
Series D Convertible.........................  $  184   $    1    $ --    $ --    $ --
9% Cumulative Convertible....................   2,466      377      --      --      --
$90 Cumulative Convertible...................     560       --      --      --      --
7% Cumulative Convertible....................     698      695     381     144      --
Series E Cumulative Convertible..............     162       --      --      --      --
                                               ------   ------    ----    ----    ----
                                               $4,070   $1,073    $381    $144    $ --
                                               ======   ======    ====    ====    ====

     During 1995, the Series E preferred stock, the Series C preferred stock and $90 preferred stock was converted into Common Stock. During 1996, the Series D preferred stock and 9% preferred stock was converted into Common Stock. During 1997, the 7% preferred stock was converted into Common Stock.

  Warrants to purchase common stock --

     Warrants to purchase common shares at December 31, 1996 and 1997 are summarized as follows:

                                                     1996              1997
                                                --------------    --------------
Number of shares..............................    22,645,166         858,942
Purchase price per share......................  $3.37 - $13.50    $4.60 - $7.00
Expiration dates..............................   1997 - 2008       1998 - 2005

     In connection with the Laidlaw Acquisition, the Company issued a warrant to Laidlaw for the purchase of 20,400,000 shares of Common Stock at an exercise price of $8.25 per share. The Company repurchased this warrant from Laidlaw during 1997.

8.  STOCK OPTION PLANS

     The 1991 Incentive Stock Plan ("1991 Plan"), the 1993 Incentive Stock Plan ("1993 Plan") and the 1994 Incentive Stock Plan ("1994 Plan") provide for the grant of non-qualified stock options, incentive stock options, shares of restricted stock, shares of phantom stock and stock bonuses. The maximum number of shares which may be granted under the 1991 Plan may not exceed the greater of 750,000 common shares or 7.5% of the number of common shares outstanding at the end of a preceding fiscal quarter (4,463,778 shares at December 31, 1997). An additional 500,000 and 1,000,000 common shares may be granted under the 1993 Plan and the 1994 Plan, respectively. The exercise price, term and other conditions applicable to each option granted are generally determined by the Compensation Committee of the Board of Directors.

     The 1994 Amended and Restated Non-Employee Director Stock Option Plan provides for the grant of non-qualified options to each member of the Board of Directors, who is not also an employee of the Company, at a price equal to the fair market value of a common share on the date of grant. The maximum number of shares which may be granted under the plan is 750,000 common shares. All options granted under the plan are fully vested and exercisable on the date of grant and expire ten years from the grant date.

                         ALLIED WASTE INDUSTRIES, INC.

     A summary of the status of the Company's stock option plans at December 31, 1995, 1996 and 1997 and for the years then ended is presented in the table and narrative below:

                                                                YEARS ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1995          1996          1997
                                                         ----------    ----------    ----------
Options outstanding, beginning of period...............   1,762,183     3,719,185     5,243,608
  Options granted......................................   2,176,642     1,815,820     3,630,510
  Options exercised....................................    (183,606)     (277,483)     (507,573)
  Options terminated...................................     (36,034)      (13,914)     (113,619)
                                                         ----------    ----------    ----------
Options outstanding, end of period.....................   3,719,185     5,243,608     8,252,926
                                                         ==========    ==========    ==========
Options exercisable, end of period.....................   1,879,679     2,604,639     4,119,183
Weighted average fair value of options granted.........  $     3.79    $     8.48    $     8.58

     The Company accounts for its stock-based compensation plans under APB No. 25, under which no compensation expense has been recognized, as all options have been granted with an exercise price equal to the fair value of the Company's Common Stock upon the date of grant. In 1996, the Company adopted SFAS No. 123 for disclosure purposes and accordingly, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                   --------------------------------------------
                                                       1995            1996            1997
                                                   ------------    ------------    ------------
Risk free interest rate..........................  6.0% to 7.6%    5.2% to 6.7%    5.8% to 7.6%
Expected life....................................       8 years       5-8 years         5 years
Dividend rate....................................            0%              0%              0%
Expected volatility..............................           51%             49%      25% to 50%

     Using these assumptions, pro forma net income (loss) and net income (loss) per share would reflect additional compensation expense recognized over the vesting periods of the options. The pro forma income for 1997 includes the impact of certain options that fully vested in 1997 due to a change in control. The resulting pro forma net income (loss), in thousands, and pro forma net income (loss) per share is as follows:

                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                                ---------------------------------
                                                                  1995        1996         1997
                                                                --------    ---------    --------
Net income (loss):                               As reported    $28,308     $(66,309)    $27,407
                                                   Pro forma     27,503      (68,283)     14,293
Net income (loss) per share:                     As reported    $  0.24     $  (0.50)    $  0.16
                                                   Pro forma       0.24        (0.51)       0.09

                         ALLIED WASTE INDUSTRIES, INC.

     The following table summarizes information about stock options outstanding at December 31, 1997 which are fully vested, partially vested and non-vested:

                                                   FULLY           PARTIALLY            NON-
                                                  VESTED             VESTED            VESTED
                                              ---------------    --------------    ---------------
Options outstanding:
  Range of exercise prices..................  $3.00 to $16.88    $4.50 to $9.50    $4.27 to $15.88
  Number outstanding........................        2,908,073         1,642,243          2,350,040
  Weighted average remaining life...........          6 years           8 years            9 years
  Weighted average exercise price...........            $6.25             $8.81             $10.31
Options exercisable:
  Range of exercise prices..................  $3.00 to $16.88    $4.50 to $9.50                 --
  Number outstanding........................        2,908,073           590,525                 --
  Weighted average remaining life...........          6 years           8 years                 --
  Weighted average exercise price...........            $6.25             $8.71                 --

9.  NET INCOME (LOSS) PER COMMON SHARE

     Net income (loss) per common share is calculated by dividing net income
(loss), less dividend requirements on preferred stock, by the weighted average number of common shares and common share equivalents outstanding during each period as restated to reflect acquisitions accounted for as poolings-of-interests. The computation of basic earnings per share and diluted earnings per share is as follows (in thousands, except per share data):

                                                          YEAR ENDED DECEMBER 31,
                                                      --------------------------------
                                                        1995        1996        1997
                                                      --------    --------    --------
BASIC EARNINGS PER SHARE COMPUTATION:
  Income (loss) before extraordinary items..........  $ 29,216    $(52,422)   $ 80,612
  Less: Preferred stock dividends...................    (4,070)     (1,073)       (381)
         Conversion fee on equity securities
           converted................................    (2,151)         --          --
                                                      --------    --------    --------
  Income (loss) before extraordinary items available
     to common shareholders.........................  $ 22,995    $(53,495)   $ 80,231
                                                      ========    ========    ========
  Weighted average common shares outstanding during
     the period.....................................   112,162     132,967     158,649
                                                      ========    ========    ========
  Basic earnings per share before extraordinary
     items..........................................  $   0.21    $  (0.40)   $   0.51
                                                      ========    ========    ========
DILUTED EARNINGS PER SHARE COMPUTATION:
  Income (loss) before extraordinary items..........  $ 29,216    $(52,422)   $ 80,612
  Less: Preferred stock dividends...................    (4,070)     (1,073)       (381)
       Conversion fee on equity securities
     converted......................................    (2,151)         --          --
  Interest savings upon conversion of convertible
     securities.....................................        --          --          39
                                                      --------    --------    --------
  Income (loss) before extraordinary items available
     to common shareholders.........................  $ 22,995    $(53,495)   $ 80,270
                                                      ========    ========    ========

                         ALLIED WASTE INDUSTRIES, INC.

                                                          YEAR ENDED DECEMBER 31,
                                                      --------------------------------
                                                        1995        1996        1997
                                                      --------    --------    --------
  Weighted average common shares outstanding during
     the period.....................................   112,162     132,967     158,649
  Effect of stock options and warrants, assumed
     exercisable....................................     1,790                   6,653
  Effect of Series C preferred stock, assumed
     converted......................................       234          --          --
  Effect of Series D preferred stock, assumed
     converted......................................        --          --          --
  Effect of 7% preferred stock, assumed converted...        --          --          --
  Effect of convertible notes, assumed converted....        --          --         128
  Effect of shares assumed issued pursuant to
     earn-out agreements............................     1,717          --         768
                                                      --------    --------    --------
  Total Shares......................................   115,903     132,967     166,198
                                                      ========    ========    ========
  Diluted earnings per share before extraordinary
     items..........................................  $   0.20    $  (0.40)   $   0.48
                                                      ========    ========    ========

     Conversion has not been assumed for Series D preferred stock and 9% preferred stock, as the effect would not be dilutive for 1995 and 1996. Additionally, conversion has not been assumed for stock options and warrants in 1996, nor has conversion been assumed for 7% preferred stock and convertible notes in 1995, 1996 and 1997, as the effects would not be dilutive.

     In 1997, the Company adopted SFAS No. 128 "Earnings per Share," effective December 15, 1997. As a result, the Company's reported earnings for 1995 and 1996 were restated. The effect of this accounting change on previously reported earnings per share data was as follows:

                                                              1995      1996
                                                              -----    ------
Per share amounts
Primary earnings per share..................................  $0.20    $(0.40)
Effect of SFAS No. 128......................................   0.01        --
                                                              -----    ------
Basic earnings per share as restated........................  $0.21    $(0.40)
                                                              =====    ======
Fully diluted earnings per share............................  $0.20    $(0.40)
Effect of SFAS No. 128......................................     --        --
                                                              -----    ------
Diluted earnings per share as restated......................  $0.20    $(0.40)
                                                              =====    ======

10.  INCOME TAXES

     The Company accounts for income taxes using a balance sheet approach whereby deferred tax assets and liabilities are determined based on the differences in financial reporting and income tax basis of assets, other than goodwill, and liabilities, and the differences are measured using the income tax rate in effect in the year of measurement.

     The Company and its subsidiaries file a consolidated federal income tax return. Subsidiaries acquired using the pooling-of-interests method, however, are not included in the Company's consolidated federal income tax return until the effective date of the acquisition. As of December 31, 1997, Allied had a net operating loss carryforward ("NOLC") for federal income tax purposes of approximately $14.2 million, which expires beginning in 2004. The utilization of the NOLC is limited by future taxable earnings generated at the subsidiary level. The Company recorded a valuation allowance to reflect uncertainty as to the utilization of certain portions of the NOLC for financial reporting purposes. The maximum annual utilization of certain portions of the NOLC are limited under the Internal Revenue Code as a result of changes in ownership that have occurred at the subsidiary level.

                         ALLIED WASTE INDUSTRIES, INC.

     The components of the income tax provision (benefit) consist of the following (in thousands):

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                        1995       1996        1997
                                                       -------    -------    --------
Current tax provision................................  $ 5,779    $ 1,600    $ 78,294
Deferred provision (benefit).........................    5,125     (1,246)    (38,141)
                                                       -------    -------    --------
Total................................................  $10,904    $   354    $ 40,153
                                                       =======    =======    ========

     Reconciliation of the federal statutory tax rate to the Company's effective rate is as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               1995      1996     1997
                                                              ------    ------    -----
Federal statutory tax rate..................................   35.0%    (35.0)%   35.0%
Consolidated state taxes, net of federal benefit............    5.0      (5.0)     3.1
Taxes of pooled companies...................................  (19.0)      2.0     (6.2)
Amortization of goodwill....................................    3.8       2.3      0.6
Potential tax goodwill greater than book goodwill...........     --      34.7       --
Other permanent differences.................................    2.4       1.7      0.7
                                                              -----     -----     ----
Effective tax rate..........................................   27.2%      0.7%    33.2%
                                                              =====     =====     ====

     Tax benefits on the extraordinary items in 1995, 1996 and 1997 were based on the Company's then ordinary combined federal and state rate of 34%, 40% and 40%, respectively.

     The net current deferred tax asset of $5.8 million and $5.3 million, as of December 31, 1996 and 1997, respectively, consists of the current benefit expected to be obtained from the utilization of the Company's NOLCs and its alternative minimum tax credits. These amounts include a valuation allowance of $1.3 million, as of December 31, 1996 and 1997 to reflect possible limitations on the ability to use NOLCs for separate company federal and state filing purposes.

     The components of the net long-term deferred tax liability are as follows (in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                1996          1997
                                                              ---------     ---------
Deferred tax liability relating primarily to property
  consisting of landfill assets and debt basis
  differences...............................................   $82,164       $23,153
                                                               -------       -------
Deferred tax assets relating to:
  Closure and post-closure reserves.........................     2,304         1,194
  Other reserves and estimated expenses.....................    25,287         4,623
                                                               -------       -------
  Deferred tax assets.......................................    27,591         5,817
                                                               -------       -------
Net long-term deferred tax liability........................   $54,573       $17,336
                                                               =======       =======

     The change in the long-term deferred tax liability includes deferred taxes related to 1997 acquisitions where the financial basis of assets acquired exceeded the tax basis of those assets.

11.  COMMITMENTS AND CONTINGENCIES

     The Company is subject to extensive and evolving laws and regulations and has implemented its own environmental safeguards to respond to regulatory requirements. In the normal course of conducting its operations, Allied may become involved in certain legal and administrative proceedings. Some of these actions may result in fines, penalties or judgements against the Company which may have an impact on earnings for a

                         ALLIED WASTE INDUSTRIES, INC.

particular period. Management expects that such matters in process at December 31, 1997 which have not been accrued in the consolidated balance sheet will not have a material adverse effect on the Company's consolidated liquidity, financial position or results from operations.

     The consolidated federal income tax returns for the fiscal years ended August 31, 1986, 1987 and 1988 of certain subsidiaries of the Company that were acquired from Laidlaw in December 1996 (the "LSW Subsidiaries") have been under audit by the Internal Revenue Service. In March 1994, the LSW Subsidiaries received a Statutory Notice of Deficiency proposing that the LSW Subsidiaries pay additional taxes relating to disallowed deductions in those income tax returns (the "Tax Controversy"). The consolidated tax group of the LSW Subsidiaries has also received notice that fiscal years 1992, 1993 and 1994 will be examined regarding the Tax Controversy. The LSW Subsidiaries could be directly liable for a substantial portion of any tax and interest assessed if the disallowance of the deduction is sustained. In addition, under Treasury Regulations promulgated under Section 1502 of the Internal Revenue Code ("IRC"), each member of the consolidated tax group including each LSW Subsidiary, is or could be severally liable for federal income tax liabilities of the entire consolidated tax group, including any taxes due on the deemed sale of assets by the LSW Subsidiaries pursuant to Section 338 of the IRC and all amounts at issue in the Tax Controversy which are ultimately determined to be owed.

     Any amounts at issue in the Tax Controversy and for which any LSW Subsidiary may ultimately be found liable, are included in and covered by the indemnification of the Company by Laidlaw set forth in the Stock Purchase Agreement by and between the Company and Laidlaw, among others, dated September 17, 1996 (the "Purchase Agreement"). The obligation of Laidlaw to indemnify the Company in respect of amounts at issue in the Tax Controversy is a general, unsecured obligation of Laidlaw. The ability of Laidlaw to pay and fulfill such indemnification obligation will depend on the financial condition of Laidlaw at the time of any required performance of such obligation.

     In connection with certain acquisitions, the Company has entered into agreements to pay royalties based on waste tonnage disposed at specified landfills. The royalties are generally payable quarterly and amounts earned but not paid are accrued in the accompanying consolidated balance sheets.

     Allied has operating lease agreements for service facilities, office space and equipment. Future minimum payments under non-cancelable operating leases with terms in excess of one year are as follows (in thousands):

                                                  DECEMBER 31,
                                                      1997
                                                  ------------
1998............................................    $ 8,205
1999............................................     13,725
2000............................................     11,627
2001............................................      9,657
2002............................................     11,638
Thereafter......................................     30,262

     Rental expense under such operating leases was $5,463,000, $9,874,000 and $12,315,000 for the three years ended December 31, 1997, respectively.

     The Company has entered into employment agreements with certain of its executive officers for periods up to five years. The Company has agreed to severance pay amounts equal to a multiple of defined compensation under certain circumstances. In the event of a material change in control or termination of all executive officers under such agreements, Allied would be required to make payments of approximately $9.6 million.

     Allied carries a broad range of insurance coverage for protection of its assets and operations from certain risks including environmental impairment liability insurance for certain landfills.

                         ALLIED WASTE INDUSTRIES, INC.

     The Company has issued bank letters of credit, performance bonds and other guarantees in the aggregate amount of approximately $431.0 million at December 31, 1997. These financial instruments are issued in the normal course of business and are not reflected in the accompanying balance sheets. The underlying obligations of the financial instruments are valued based on the likelihood of performance being required. Management does not expect any material losses to result from these off balance sheet instruments based on historical results, and therefore, is of the opinion that the fair value of these instruments is zero.

12.  RELATED PARTY TRANSACTIONS

     Transactions with related parties are entered into only upon approval by a majority of the independent directors of the Company and only upon terms comparable to those that would be available from unaffiliated parties.

     The Company leases certain properties and equipment in Illinois from related parties resulting from prior year acquisitions. In connection with these leases, payments of $69,000 and $45,000 for the years ended December 31, 1995 and 1996, respectively, were made to officers of the Company.

     The Company made a payment of $254,000 in 1995, on a life insurance policy for a related party assumed in a 1994 acquisition. A trust of the related party is the beneficiary of the policy.

     In connection with the receipt in April 1995 of all permits necessary to develop a landfill on certain real estate acquired in July 1992, the Company was obligated to pay $5.6 million to the previous owners of the real estate, including current stockholders of the Company. During the years ended December 31, 1996 and 1997, the Company paid principal of $121,000 and $136,000, respectively, to these stockholders. The Company has approximately $1.7 million in promissory notes payable to these stockholders outstanding at December 31, 1997.

     In connection with the successful completion of certain market development projects during 1997, Allied paid approximately $2.5 million to a former owner of an acquired company and a director of the Company.

13.  SUMMARIZED FINANCIAL INFORMATION OF ALLIED WASTE NORTH AMERICA, INC.

     As discussed in Note 5, the 1996 Notes issued by Allied NA (a consolidated subsidiary of the Company) are guaranteed by Allied. The separate complete financial statements of Allied NA have not been included herein as management has determined that such disclosure is not considered to be material. However, summarized balance sheet information for Allied NA and subsidiaries as of December 31, 1996 and 1997 is as follows (in thousands):

               SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION

                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1996            1997
                                                             ------------    ------------
Current assets.............................................   $  772,892      $  281,359
Property and equipment, net................................      932,110       1,576,674
Goodwill, net..............................................      888,648       1,056,601
Other non-current assets...................................       68,550         105,545
Current liabilities........................................      746,482         305,392
Long-term debt, net of current portion.....................    1,172,580       1,199,580
Due to parent..............................................      454,853       1,050,411
Due to Allied Canada Finance, Ltd. ........................      110,747         152,825
Other long-term obligations................................      247,173         305,809
Retained deficit...........................................      (69,635)          6,162

                         ALLIED WASTE INDUSTRIES, INC.

     On November 25, 1996, substantially all of the operating assets and liabilities of Allied were contributed from Allied to Allied NA. The results of operations from inception to December 31, 1996 were not material except for the acquisition related costs and unusual items (see Note 1).

                 SUMMARIZED STATEMENT OF OPERATIONS INFORMATION

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1997
                                                              -----------------
Total revenue...............................................     $1,301,391
Total operating costs and expenses..........................      1,077,579
Operating income............................................        223,812
Net income before extraordinary loss........................         89,628
Extraordinary loss, net.....................................         13,831
Net income..................................................         75,797

14.  SUBSEQUENT EVENTS

     Subsequent to December 31, 1997, the Company acquired 68 operating solid waste businesses for consideration of approximately $2.1 billion, of which $2.0 billion consists of approximately 76 million shares of common stock.

                         ALLIED WASTE INDUSTRIES, INC.

               SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              DECEMBER 31,    JUNE 30,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                         ASSETS
Current Assets --
  Cash and cash equivalents.................................   $   32,298    $   40,190
  Accounts receivable, net of allowance of $8,992 and
     $9,486, respectively...................................      195,297       211,550
  Prepaid and other current assets..........................       40,782        69,993
  Inventories...............................................        7,664         8,547
  Deferred income taxes.....................................        5,318             9
                                                               ----------    ----------
          Total current assets..............................      281,359       330,289
Property and equipment, net.................................    1,576,674     1,653,946
Goodwill, net...............................................    1,056,601     1,211,975
Other assets................................................      105,545        97,912
                                                               ----------    ----------
          Total assets......................................   $3,020,179    $3,294,122
                                                               ==========    ==========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities --
  Current portion of long-term debt.........................   $   61,565    $   47,170
  Accounts payable..........................................       91,752        81,831
  Accrued liabilities.......................................      117,521       151,464
  Unearned income...........................................       43,999        48,931
                                                               ----------    ----------
          Total current liabilities.........................      314,837       329,396
Long-term debt, less current portion........................    1,454,270     1,510,617
Deferred income taxes.......................................       17,336        23,094
Accrued closure, post-closure and environmental costs.......      224,534       226,690
Other long-term obligations.................................       58,665        50,556
Commitments and contingencies...............................
  Stockholders' Equity......................................      950,537     1,153,769
                                                               ----------    ----------
          Total liabilities and stockholders' equity........   $3,020,179    $3,294,122
                                                               ==========    ==========

    The accompanying Notes to Supplemental Condensed Consolidated Financial
            Statements are an integral part of these balance sheets.

                         ALLIED WASTE INDUSTRIES, INC.

          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS; UNAUDITED)

                                                    SIX MONTHS ENDED       THREE MONTHS ENDED
                                                        JUNE 30,                JUNE 30,
                                                  --------------------    --------------------
                                                    1997        1998        1997        1998
                                                  --------    --------    --------    --------
Revenues........................................  $610,230    $722,827    $326,292    $378,294
Cost of operations..............................   358,627     405,536     188,235     210,648
Selling, general and administrative expenses....    79,622      75,039      41,042      37,933
Depreciation and amortization...................    72,473      86,212      38,376      45,289
Acquisition related and non-recurring costs.....        --      45,143          --      42,687
                                                  --------    --------    --------    --------
  Operating income..............................    99,508     110,897      58,639      41,737
Interest income.................................    (1,464)     (2,039)       (698)     (1,278)
Interest expense................................    54,057      44,128      28,656      21,138
                                                  --------    --------    --------    --------
  Income before income taxes....................    46,915      68,808      30,681      21,877
  Income tax expense............................    15,513      33,155      10,606      18,065
                                                  --------    --------    --------    --------
Income (loss) before extraordinary items........    31,402      35,653      20,075       3,812
Extraordinary items, net of income tax
  benefit.......................................    52,412       3,093      52,412       3,093
                                                  --------    --------    --------    --------
  Net income (loss).............................   (21,010)     32,560     (32,337)        719
  Dividends on preferred stock..................      (337)         --        (166)         --
                                                  --------    --------    --------    --------
Net income (loss) to common shareholders........  $(21,347)   $ 32,560    $(32,503)   $    719
                                                  ========    ========    ========    ========
Basic earnings per share:
  Income (loss) before extraordinary items......  $   0.21    $   0.20    $   0.13    $   0.02
  Extraordinary items...........................     (0.35)      (0.01)      (0.34)      (0.02)
                                                  --------    --------    --------    --------
  Net income (loss).............................  $  (0.14)   $   0.19    $  (0.21)   $   0.00
                                                  ========    ========    ========    ========
Weighted average common shares outstanding......   151,507     175,819     152,394     176,028
                                                  ========    ========    ========    ========
Diluted earnings per share:
  Income (loss) before extraordinary items......  $   0.20    $   0.20    $   0.12    $   0.02
  Extraordinary items...........................     (0.33)      (0.02)      (0.32)      (0.02)
                                                  --------    --------    --------    --------
  Net income (loss).............................  $  (0.13)   $   0.18    $  (0.20)   $   0.00
                                                  ========    ========    ========    ========
Weighted average common and common equivalent
  shares outstanding............................   159,250     180,520     162,103     180,804
                                                  ========    ========    ========    ========

    The accompanying Notes to Supplemental Condensed Consolidated Financial
              Statements are an integral part of these statements.

                         ALLIED WASTE INDUSTRIES, INC.

          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS; UNAUDITED)

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              ------------------------
                                                                 1997          1998
                                                              -----------    ---------
Operating Activities --
  Net income (loss).........................................  $   (21,010)   $  32,560
  Adjustments to reconcile net income (loss) to cash
     provided by (used for) operating activities --
  Extraordinary items.......................................       17,252        5,103
  Provisions for:
     Depreciation and amortization..........................       72,473       86,212
     Closure and post-closure costs.........................        5,421        6,146
     Acquisition related and non-recurring costs............           --       26,288
     Doubtful accounts......................................        1,629          827
     Accretion of senior discount notes.....................        9,204       14,390
     Deferred income taxes..................................      (31,103)      11,067
     Gain on sale of fixed assets...........................         (574)        (909)
  Change in operating assets and liabilities, excluding the
     effects of purchase acquisitions --
     Accounts receivable, prepaid expenses, inventories and
      other.................................................      (59,098)     (39,307)
     Accounts payable, accrued liabilities and unearned
      income................................................       24,945        4,191
     Closure and post-closure costs and other...............      (11,163)      (8,425)
                                                              -----------    ---------
Cash provided by operating activities.......................        7,976      138,143
                                                              -----------    ---------
Investing Activities --
  Cash expenditures for acquisitions, net of cash
     acquired...............................................     (161,107)     (71,829)
  Capital expenditures, other than for acquisition..........      (87,657)     (82,097)
  Capitalized interest......................................      (15,308)     (31,033)
  Proceeds from sale of assets..............................      527,144        1,902
  Change in deferred acquisition costs and notes
     receivable.............................................      (22,707)       8,548
                                                              -----------    ---------
Cash provided by (used for) investing activities............      240,365     (174,509)
                                                              -----------    ---------
Financing activities --
  Net proceeds from sale of common stock, stock options and
     warrants...............................................        1,873          437
  Proceeds from long-term debt, net of issuance costs.......      966,292      627,105
  Repayments of long-term debt..............................   (1,271,219)    (623,526)
  Repurchase of warrant.....................................      (49,000)          --
  Change in other long-term obligations.....................        4,939      (12,281)
  Dividends paid............................................         (352)          --
  Equity transactions of pooled companies...................       64,422       52,523
                                                              -----------    ---------
Cash provided by (used for) financing activities............     (283,045)      44,258
                                                              -----------    ---------
Increase (decrease) in cash and cash equivalents............      (34,704)       7,892
Cash and cash equivalents, beginning of period..............       70,015       32,298
                                                              -----------    ---------
Cash and cash equivalents, end of period....................  $    35,311    $  40,190
                                                              ===========    =========

    The accompanying Notes to Supplemental Condensed Consolidated Financial
              Statements are an integral part of these statements.

                         ALLIED WASTE INDUSTRIES, INC.

       NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Allied Waste Industries, Inc. ("Allied" or the "Company"), is incorporated under the laws of the state of Delaware. Allied is a solid waste management company providing non-hazardous waste collection, transfer, recycling and disposal services in selected markets.

     The condensed consolidated financial statements include the accounts of Allied and its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. The condensed consolidated balance sheet as of December 31, 1997, which has been derived from audited consolidated financial statements, and the unaudited interim condensed consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). As applicable under such regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes that the presentations and disclosures herein are adequate to make the information not misleading when read in conjunction with the Company's Annual Report on Form 10-K. The condensed consolidated financial statements as of June 30, 1998 and for the three months and six months ended June 30, 1997 and 1998 reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for such periods. The condensed consolidated financial statements and accompanying notes have also been restated to reflect acquisitions accounted for as poolings-of-interests (See Note 2).

     Operating results for interim periods are not necessarily indicative of the results for full years. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of Allied for the year ended December 31, 1997 and the related notes thereto included in the Company's Annual Report on Form 10-K filed with the SEC on March 31, 1998.

     There have been no significant additions to or changes in accounting policies of the Company since December 31, 1997. For a description of these policies, see Note 1 of Notes to Consolidated Financial Statements for the year ended December 31, 1997 in the Company's Annual Report on Form 10-K.

     Certain reclassifications have been made in prior period financial statements to conform to the current presentation.

ACCOUNTING PRONOUNCEMENT NOT YET REQUIRED TO BE ADOPTED

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("Statement 133"). Statement 133 establishes accounting, and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. Statement 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     Statement 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement Statement 133 as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998 and thereafter).

     The Company has not yet quantified the impacts of adopting Statement 133 on its financial statements and has not determined the timing or method of adoption. However, Statement 133 could increase volatility in earnings and other comprehensive income.

                         ALLIED WASTE INDUSTRIES, INC.

                  NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

ACQUISITION RELATED AND NON-RECURRING COSTS

     Acquisition related and non-recurring costs of $45.1 million were incurred in 1998 for transaction and integration costs directly related to acquisitions. During the second quarter of 1998, the Company recorded a $42.7 million acquisition related and non-recurring charge associated primarily with acquisitions accounted for as poolings-of-interest. The charge is comprised of $14.6 million of termination, severance and retention bonuses, $9.8 million of asset impairments and abandonments, $8.3 million of transaction related costs, $7.9 million of environmental and compliance related costs and $2.1 million of other acquisition related costs.

EXTRAORDINARY ITEMS, NET

     In June 1998, the Company replaced its credit facility and recognized an extraordinary charge of approximately $5.1 million ($3.1 million net of income tax benefit) related to the write-off of previously deferred debt issuance costs.

     On May 15, 1997, the Company repurchased (the "Repurchase") from the Laidlaw Inc. ("Laidlaw") and Laidlaw Transportation, Inc. (collectively the "Laidlaw Group") a $150 million 7% junior subordinated debenture ($81.6 million book value), a $168.3 million zero coupon debenture ($34.9 million book value, collectively the "Allied Debentures") and a warrant to purchase 20.4 million shares of common stock ($49.0 million book value, the "Warrant"), used as partial consideration for the purchase of Laidlaw's solid waste business in 1996 (the "Laidlaw Acquisition"), for an aggregate purchase price of $230 million in cash. An extraordinary charge to earnings related to the Repurchase of approximately $65.7 million ($39.4 million net of income tax benefit) was recorded in the second quarter of 1997. In addition, the Company replaced its $1.275 billion senior credit facility (the "Bank Agreement") with the $900 million senior credit facility on June 5, 1997 and recognized an extraordinary charge of approximately $21.6 million ($13.0 million net of income tax benefit) in the second quarter of 1997.

STATEMENTS OF CASH FLOWS

     The supplemental cash flow disclosures and non-cash transactions for the six months ended June 30, 1997 and 1998 are as follows (in thousands):

                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                          -------------------
                                                           1997        1998
                                                          -------    --------
                                                              (UNAUDITED)
Supplemental Disclosures:
  Interest paid.........................................  $61,394    $ 57,503
  Income taxes paid.....................................   10,083      20,981
Non Cash Transactions:
  Common stock issued in acquisitions accounted for as
     purchases..........................................  $12,730    $114,601
  Capital leases........................................    6,701       1,187
  Debt and liabilities incurred or assumed in
     acquisitions.......................................   54,849      22,321
  Debt converted to common sock.........................      535          --
  Non cash purchase and sale of operating assets........   61,300          --

2.  BUSINESS COMBINATIONS AND DIVESTITURES

     Acquisitions accounted for as purchases are reflected in the results of operations since the date of purchase in Allied's condensed consolidated financial statements. The results of operations for acquisitions

                         ALLIED WASTE INDUSTRIES, INC.

                  NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

accounted for as poolings-of-interests are included in Allied's condensed consolidated financial statements for all periods presented. Often, the final determination of the cost, and the allocation thereof, of certain of the Company's acquisitions is subject to resolution of certain contingencies. Once such contingencies are achieved, the purchase price is adjusted.

     The following table summarizes acquisitions for the six months ended June 30, 1997 and 1998. In March 1998, the Company acquired two collection companies in transactions accounted for as a poolings-of-interests. As the effect of these two business combinations was not significant, prior period financial statements were not restated to include historical operating results of the acquired companies. In the first six months of 1998, the Company acquired nine collection companies in transactions accounted for as a poolings-of-interests. Prior period financial statements have been restated to include historical operating results of these nine companies acquired in the first half of 1998 that were accounted for as a pooling-of-interests.

                                                         SIX MONTHS ENDED
                                                             JUNE 30,
                                                    --------------------------
                                                      1997            1998
                                                    ---------      -----------
                                                           (UNAUDITED)
Number of businesses acquired and accounted for
  as:
  Poolings-of-interests...........................          1               11
  Purchases.......................................         20               36
Total consideration (in millions).................     $292.4           $791.8
Shares of common stock issued.....................  1,675,470(1)    26,014,643(2)

---------------
(1) Includes 288,505 shares of contingently issuable common stock.

(2) Includes 875,120 shares of contingently issuable common stock.

     The following table presents revenues and net income restated from amounts originally reported for the cumulative effect of acquisitions accounted for as poolings-of-interest, (in thousands; unaudited):

                                                            BEFORE                     AFTER
                                                           POOLING      EFFECT OF     POOLING
                                                           EFFECTS      POOLINGS      EFFECTS
                                                          ----------    ---------    ----------
Three months ended June 30, 1998
  Revenues..............................................  $  246,825    $131,469     $  378,294
  Net income (loss).....................................     (16,220)     16,939            719
Six months ended June 30, 1998
  Revenues..............................................     468,553     254,274        722,827
  Net income............................................         624      31,936         32,560
Three months ended June 30, 1997
  Revenues..............................................     222,279     104,013        326,292
  Net loss..............................................     (38,997)      6,660        (32,337)
Six months ended June 30, 1997
  Revenues..............................................     417,141     193,089        610,230
  Net loss..............................................      32,606     (53,616)       (21,010)
Year ended December 31, 1997
  Revenues..............................................     841,513     459,878      1,301,391
  Net income............................................         358      27,049         27,407

                         ALLIED WASTE INDUSTRIES, INC.

                  NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

                                                            BEFORE                     AFTER
                                                           POOLING      EFFECT OF     POOLING
                                                           EFFECTS      POOLINGS      EFFECTS
                                                          ----------    ---------    ----------
Year ended December 31, 1996
  Revenues..............................................     246,679     372,869        619,548
  Net loss..............................................     (79,427)     13,118        (66,309)
Year ended December 31, 1995
  Revenues..............................................     217,544     363,240        580,784
  Net income............................................      12,381      15,927         28,308

UNAUDITED PRO FORMA INCOME STATEMENT DATA

     The following unaudited pro forma consolidated data for the year ended December 31, 1997 and the six months ended June 30, 1998 presents the results of operations of Allied as if the companies purchased and sold in 1997 and through June 30, 1998, had all occurred as of January 1, 1997 (in thousands, except per share data). This data does not purport to be indicative of the results of operations of Allied that might have occurred nor which might occur in the future.

                                                                 DECEMBER 31, 1997
                                                              ------------------------
                                                               REPORTED      PROFORMA
                                                              ----------    ----------
                                                                    (UNAUDITED)
Revenues....................................................  $1,301,391    $1,372,669
Operating income............................................     223,812       230,571
Net income before extraordinary items.......................      80,612        77,919
Net income before extraordinary items to common
  shareholders..............................................      80,231        77,538
Net income before extraordinary items per common
  share -- basic............................................        0.51          0.45
Net income before extraordinary items per common
  share -- diluted..........................................        0.48          0.43

                                                                 JUNE 30, 1998
                                                              --------------------
                                                              REPORTED    PROFORMA
                                                              --------    --------
                                                                  (UNAUDITED)
Revenues....................................................  $722,827    $726,271
Operating income............................................   110,897     111,316
Net income before extraordinary items.......................    35,653      40,676
Net income before extraordinary items to common
  shareholders..............................................    35,653      40,676
Net income before extraordinary items per common
  share -- basic............................................      0.20        0.23
Net income before extraordinary items per common
  share -- diluted..........................................      0.20        0.23

                         ALLIED WASTE INDUSTRIES, INC.

                  NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

3.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1997 and June 30, 1998 was as follows (in thousands):

                                                         1997          1998
                                                      ----------    -----------
                                                                    (UNAUDITED)
Land and improvements...............................  $  128,986    $  113,960
Land held for permitting as landfills(1)............      79,253        85,768
Landfills...........................................     918,179       853,778
Buildings and improvements..........................     143,714       129,715
Vehicles and equipment..............................     455,324       633,803
Containers and compactors...........................     190,947       206,391
Furniture and office equipment......................      13,819        16,204
                                                      ----------    ----------
                                                       1,930,222     2,039,619
Accumulated depreciation and amortization...........    (353,548)     (385,673)
                                                      ----------    ----------
                                                      $1,576,674    $1,653,946
                                                      ==========    ==========

---------------
(1) These properties have been approved for use as landfills, and the Company is currently in the process of obtaining permits.

4.  NET INCOME (LOSS) PER COMMON SHARE

     Net income (loss) per common share is calculated by dividing net income
(loss) less dividend requirements on preferred stock by the weighted average number of common shares and common share equivalents outstanding during each period, as restated to reflect acquisitions accounted for as poolings-of-interests. The computation of basic earnings per share and diluted earnings per share is as follows (in thousands, except per share data; unaudited):

                                                    SIX MONTHS ENDED       THREE MONTHS ENDED
                                                        JUNE 30,                JUNE 30,
                                                  --------------------    --------------------
                                                    1997        1998        1997        1998
                                                  --------    --------    --------    --------
BASIC EARNINGS (LOSS) PER SHARE COMPUTATION:
  Net income (loss) before extraordinary
     items......................................  $ 31,402    $ 35,653    $ 20,075    $  3,812
  Less: Preferred stock dividends...............      (337)         --        (166)         --
                                                  --------    --------    --------    --------
  Income (loss) before extraordinary items
     available to common shareholders...........  $ 31,065    $ 35,653    $ 19,909    $  3,812
                                                  ========    ========    ========    ========
     Weighted average common shares
       outstanding..............................   151,507     175,819     152,394     176,028
                                                  ========    ========    ========    ========
  Basic earnings (loss) per share before
     extraordinary items........................  $   0.21    $   0.20    $   0.13    $   0.02
                                                  ========    ========    ========    ========

                         ALLIED WASTE INDUSTRIES, INC.

                  NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

                                                    SIX MONTHS ENDED       THREE MONTHS ENDED
                                                        JUNE 30,                JUNE 30,
                                                  --------------------    --------------------
                                                    1997        1998        1997        1998
                                                  --------    --------    --------    --------
DILUTED EARNINGS (LOSS) PER SHARE COMPUTATION:
  Net income (loss) before extraordinary
     items......................................  $ 31,402    $ 35,653    $ 20,075    $  3,812
  Less: Preferred stock dividends...............      (337)         --        (166)         --
  Interest savings upon conversion of
     convertible securities.....................        --          --         184          --
                                                  --------    --------    --------    --------
  Income (loss) before extraordinary items
     available to common shareholders...........  $ 31,065    $ 35,653    $ 20,093    $  3,812
                                                  ========    ========    ========    ========
  Weighted average common shares outstanding....   151,507     175,819     152,394     176,028
  Effect of stock options and warrants, assumed
     exercisable................................     6,300       3,807       6,670       3,861
  Assumed conversions:
     7% cumulative convertible preferred........        --          --       1,357          --
     Convertible notes..........................        --          --         239          --
  Effect of shares assumed issued pursuant to
     earn-out agreements........................     1,443         894       1,443         915
                                                  --------    --------    --------    --------
  Weighted average common and common equivalent
     shares outstanding.........................   159,250     180,520     162,103     180,804
                                                  ========    ========    ========    ========
  Diluted earnings (loss) per share before
     extraordinary items........................  $   0.20    $   0.20    $   0.12    $   0.02
                                                  ========    ========    ========    ========

     Conversion has not been assumed for 7% preferred stock for the six months ended June 30, 1997, as the effects would not be dilutive.

     In 1997, the Company adopted SFAS No. 128 "Earnings per Share," which required restatement of the prior period earnings per share amounts. The effect of this accounting change on previously reported earnings per share data for the three months and six months ended June 30, 1997 was as follows:

                                            SIX MONTHS ENDED    THREE MONTHS ENDED
                                             JUNE 30, 1997        JUNE 30, 1997
                                            ----------------    ------------------
Per share amounts:
Primary earnings per share................       $0.18                $0.11
Effect of SFAS No. 128....................        0.03                 0.02
                                                 -----                -----
Basic earnings per share..................       $0.21                $0.13
                                                 =====                =====
Fully diluted earnings per share..........       $0.17                $0.11
Effect of SFAS No. 128....................        0.03                 0.01
                                                 -----                -----
Diluted earnings per share................       $0.20                $0.12
                                                 =====                =====

5.  SUMMARIZED FINANCIAL INFORMATION OF ALLIED WASTE NORTH AMERICA, INC.

     As discussed in Note 5 of the Company's Annual Report on Form 10-K, the $525 million of 10.25% senior subordinated notes due 2006 (the "1996 Notes") issued by Allied Waste North America, Inc. ("Allied NA"; a wholly owned, consolidated subsidiary of the Company) are guaranteed by Allied and substantially all subsidiaries of the Company. The separate complete financial statements of Allied NA have not been included herein as management has determined that such disclosure is not material. However, summarized financial

                         ALLIED WASTE INDUSTRIES, INC.

                  NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

information for Allied NA and subsidiaries as of December 31, 1997 and June 30, 1998 is as follows (in thousands):

               SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION

                                                 DECEMBER 31, 1997    JUNE 30, 1998
                                                 -----------------    -------------
                                                                       (UNAUDITED)
Current assets.................................     $  281,359         $  330,289
Property and equipment, net....................      1,576,674          1,653,946
Goodwill, net..................................      1,056,601          1,211,975
Other non-current assets.......................        105,545             97,912
Current liabilities............................        305,392            320,051
Long-term debt, net of current portion.........      1,199,580          1,255,927
Due to parent..................................      1,050,411          1,379,727
Due to Allied Canada Finance, Ltd. ............        152,825                 --
Other long-term obligations....................        305,809            306,747
Retained earnings (deficit)....................          6,162             31,670

                 SUMMARIZED STATEMENT OF OPERATIONS INFORMATION

                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                         --------------------
                                                           1997        1998
                                                         --------    --------
                                                             (UNAUDITED)
Revenue................................................  $610,230    $722,827
Operating costs and expenses...........................   510,722     611,930
Operating income.......................................    99,508     110,897
Income before extraordinary items......................    33,371      44,449
Extraordinary items, net of income tax benefit.........    52,412       3,093
Net income (loss)......................................   (19,041)     41,356

6.  SUBSEQUENT EVENTS

     On August 7, 1998 the Company acquired Illinois Recycling Services, Inc. and its affiliates ("IRS"). IRS generates approximately $80 million in annual revenue. These Chicago-based operations provide solid waste collection, recycling, and transportation services primarily in the Chicago metro area and northern Indiana. The transaction will be accounted for using the pooling-of-interests method of business combinations.

     On October 15, 1998, the Company acquired American Disposal Services, Inc. ("ADSI"). Under the terms of the agreement, ADSI shareholders will receive 1.65 shares of Allied common stock for each share of ADSI common stock or approximately 40.7 million shares. The merger will be accounted for as a pooling-of-interest.

ITEM 7.  EXHIBITS

     (a) Exhibits

  EXHIBIT
  NUMBER                            DESCRIPTION
  -------                           -----------
  10.1      Financial Statements together with Independent Auditor's
            Report for ADSI for 1997, 1996 and 1995 are incorporated
            herein by reference from the Company's Current Report on
            Form 8-K/A dated August 28, 1998.
  23.1      Consent of Arthur Andersen LLP.
  27.1      Restated financial data schedule for the year ended December
            31, 1997.
  27.2      Restated financial data schedule for the year ended December
            31, 1996.
  27.3      Restated financial data schedule for the year ended December
            31, 1995.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, Allied Waste Industries, Inc., has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          ALLIED WASTE INDUSTRIES, INC.

                                          By: /s/ PETER S. HATHAWAY
                                            ------------------------------------
                                            Peter S. Hathaway
                                            Vice President and
                                            Chief Accounting Officer

Date: October 29, 1998

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                            DESCRIPTION
  -------                           -----------
  10.1      Financial Statements together with Independent Auditor's
            Report for ADSI for 1997, 1996 and 1995 are incorporated
            herein by reference from the Company's Current Report on
            Form 8-K/A dated August 28, 1998.
  23.1      Consent of Arthur Andersen LLP.
  27.1      Restated financial data schedule for the year ended December
            31, 1997.
  27.2      Restated financial data schedule for the year ended December
            31, 1996.
  27.3      Restated financial data schedule for the year ended December
            31, 1995.